UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

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Argo House

110 Pitts Bay Road

Pembroke HM 08, Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

The Annual General Meeting (the “Annual General Meeting”) of Argo Group International Holdings, Ltd. (“Argo Group”), a Bermuda exempted company limited by shares, will be held on May 3, 2011 at 10:30 am local time at 110 Pitts Bay Road, Hamilton, Bermuda and at any adjournments or postponements thereof.

The Annual General Meeting is called for the following purposes:

1.	To elect three Class I directors to the Argo Group Board of Directors (the “Board” or “Board of Directors”) for a term of three years (Proposal 1);

2.	To vote on a proposal to approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers (Proposal 2);

3.	To vote on a proposal to select, on an advisory, non-binding basis, the frequency of the shareholder vote on the compensation of our Named Executive Officers (Proposal 3);

4.	To consider and approve the recommendation of the Audit Committee of our Board of Directors that Ernst & Young LLP be appointed as our independent auditors for the fiscal year ending December 31, 2011 and to refer the determination of the independent auditors’ remuneration to the Audit Committee of our Board of Directors (Proposal 4).

The Board has fixed the close of business on March 11, 2011 as the record date for determining those shareholders who will be entitled to vote at the Annual General Meeting.

The vote of each shareholder is important. I urge you to access the proxy materials on the internet or to request an electronic or a paper copy of them as promptly as possible. This will ensure that you will be able to complete your proxy card in a timely manner so that your shares will be voted at the Annual General Meeting.

By Order of the Board of Directors

David J. Doyle
Secretary

March 14, 2011

WHETHER YOU PLAN TO BE PRESENT AT THE ANNUAL GENERAL MEETING OR NOT, YOU ARE REQUESTED TO SUBMIT YOUR PROXY EITHER ELECTRONICALLY OR, IF YOU REQUEST A PAPER COPY, BY COMPLETING, SIGNING AND RETURNING THE PROXY CARD TO ENSURE THAT YOUR SHARES WILL BE REPRESENTED.

Argo House

110 Pitts Bay Road

Pembroke HM 08, Bermuda

PART 1

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by Argo Group International Holdings, Ltd. (“Argo Group” or the “Company”) of the enclosed proxy to vote shares of Argo Group’s Common Shares (the “Common Shares”) at the Annual General Meeting of shareholders (the “Annual General Meeting”) to be held on May 3, 2011, at 10:30 am local time at 110 Pitts Bay Road, Hamilton, Bermuda and at any postponements or adjournments thereof.

As permitted by rules adopted by the SEC and by the statutory provisions of the Companies Act 1981 of Bermuda, Argo Group is making this proxy statement, the proxy card and the annual report to shareholders (the “proxy materials”) available to shareholders electronically via the Internet. A notice (the “Notice”) which includes instructions on how to access and review the proxy materials and how to submit your proxy online will be mailed to shareholders no later than March 24, 2011. Shareholders may request a printed copy of the proxy materials by following the instructions included in the Notice. In addition Argo Group will post copies of the 2010 Annual Report on Form 10-K and this proxy statement on its web site at www.argolimited.com. The reference to Argo Group’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

The Annual General Meeting to which the Notice and this proxy statement apply is being convened solely for the purposes discussed in this document. Shares represented by duly executed proxies in the accompanying form received before the Annual General Meeting will be voted at the Annual General Meeting. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary of Argo Group either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies may also be revoked by any shareholder present at the Annual General Meeting who expresses a desire to vote in person. If a shareholder specifies a choice on any matter to be acted upon by means of the ballot provided in the accompanying proxy, the shares will be voted accordingly. If no specification is made, the shares represented by the proxy will be voted in favor of the proposals set forth in this Notice.

Argo Group will bear the cost of preparing, assembling and mailing this Proxy Statement and the material enclosed herewith. Our directors, officers and employees may solicit proxies orally or in writing, without additional compensation. Argo Group will also request that banks, brokerage houses and other custodians, nominees and fiduciaries send proxy materials to the beneficial owners of Argo Group Common Shares and will, if requested, reimburse the record holders for their reasonable out-of-pocket expenses in so doing.

VOTING SECURITIES AND VOTING RIGHTS

Securities Outstanding

March 11, 2011 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual General Meeting or any adjournments or postponements thereof. On that date, there were 27,445,071 Common Shares issued, outstanding and entitled to vote. Argo Group has no other voting securities outstanding. Pursuant to Argo Group’s Bye-Laws, a majority of all the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual General Meeting.

Each shareholder of record is entitled to one vote per share held on all matters submitted to a vote of shareholders. Proposals in this proxy statement will be decided as follows:

1.	In accordance with our Bye-Laws, proposals 1 and 4 will be decided by an ordinary resolution; that is, a resolution passed by a simple majority of votes entitled to vote on such matter cast in person or by proxy.

2.	Proposal 2 will be approved on an advisory, non-binding basis if it is passed by a simple majority of votes entitled to vote on such matter cast in person or by proxy.

3.	The option in Proposal 3 that receives the greatest number of votes cast in person or by proxy will be deemed to be the option selected by the shareholders on an advisory, non-binding basis.

A resolution put to a vote at the Annual General Meeting will be decided on by a show of hands, unless a poll has been demanded pursuant to our Bye-Laws. Shares represented at the Annual General Meeting whose votes are withheld on any matter, shares that are represented by “broker non-votes” (that is, shares held by brokers or nominees that are represented at the Annual General Meeting but with respect to which the broker or nominee has not received voting instructions from the beneficial owner and is not empowered to vote on a particular proposal) and the shares that abstain from voting on any particular matter are not included in the tabulation of the shares voting on such matter, but are counted for quorum purposes. Member brokerage firms of the New York Stock Exchange, Inc. that hold shares in street name for beneficial owners, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, may vote in their discretion upon the proposal for the ratification of the appointment of Ernst & Young LLP.

Under our Bye-Laws, absent a Board waiver, no person is entitled to exercise voting power on a matter in excess of a maximum limitation of 9.5% of the votes conferred on all of our shares entitled to vote on such matter, after taking into consideration all votes held directly, indirectly, beneficially or through attribution.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that each of its directors except Mark E. Watson III, the Chief Executive Officer of Argo Group, is “independent” in accordance with the applicable corporate governance listing standards of the Nasdaq Stock Market, Inc. (“Nasdaq”) as currently in effect.

Board Leadership Structure

The Board of Directors has chosen to separate the position of Principal Executive Officer (held by the Company’s Chief Executive Officer) from the position of Board Chairman. The Company believes that this separation of positions is the most appropriate structure for effectively dealing with both management and risk oversight because it creates a lead director that is independent from management whose job duties include, but are not limited to, chairing meetings of the independent directors.

Code of Business Ethics and Conduct

The Company has adopted a Code of Business Ethics and Conduct (the “Ethics Code”) that applies to all its directors, officers and employees, including the principal executive officer and the principal financial officer. A copy of the Ethics Code is available through the Company’s web site at www.argolimited.com. In addition, copies of the Ethics Code can be obtained, free of charge, upon written request to Investor Relations, 110 Pitts Bay Road, Pembroke HM 08, Bermuda. Any amendments to or waivers of the Ethics Code that apply to the Company’s Board or its executive officers will be disclosed on the web site. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Committees and Meetings of the Board of Directors

During 2010, the standing Committees of the Board of Directors were the Executive Committee, the Audit Committee, the Investment Committee, the Human Resources Committee, and the Corporate Governance and Nominating Committee. The Board of Directors has no other committees. While Argo Group does not have a policy requiring directors to attend the Annual General Meeting, a meeting of the Board of Directors is customarily held on the same day as the Annual General Meeting and Argo Group encourages directors to attend the shareholder meeting. All of the directors attended the Company’s Annual General Meeting held in May of 2010.

During 2010, the Board of Directors met 4 times, the Executive Committee did not meet, the Audit Committee met 4 times, the Investment Committee met 5 times, the Human Resources Committee met 4 times, and the Corporate Governance and Nominating Committee met 3 times. During that time, all directors attended 75% or more of the meetings of the Board of Directors and of the Committees of the Board on which they served. The independent directors met in executive session 3 times.

Executive Sessions of Independent Directors

In order to promote open discussion among the independent directors, the Board of Directors schedules regular executive sessions, at least 2 times each year, in which those directors meet without management participation. Any interested party may contact the independent directors as a group by using the procedures set forth below under “Shareholder Communication with Board Members.”

Board Committees

Executive Committee

The Executive Committee consists of Messrs. Woods, De Leon, and Watson. The Executive Committee may exercise all powers and authority of the Board of Directors in the management of the business of the Company.

Audit Committee

The Audit Committee consists of Messrs. Browne, De Leon, Josephson, Maresh (until his retirement from the Board of Directors in May 2010), Power and Ms. Nealon (upon her appointment to the Board of Directors in February 2011), each of whom is “independent” as defined by Rule 4200(a)(15) of the Nasdaq’s listing standards, and also meets the additional independence and other requirements for audit committee membership under Rule 4350(d)(2) of those standards.

The Audit Committee assists the Board of Directors in its oversight of the quality and integrity of the accounting, auditing, and financial reporting processes of the Company. The Audit Committee is primarily responsible for, among other things, (a) review of quarterly and annual financial results and other financial information, (b) the appointment, replacement, compensation and oversight of independent auditors, (c) reviewing all recommendations of the auditors with respect to accounting methods and internal controls of the Company, (d) reviewing and approving in advance audit and non-audit services and reviewing the scope of the audits conducted by the auditors, and (e) overseeing the Company’s internal audit procedures. The Audit Committee’s role includes discussing with management, internal audit and the independent auditors the Company’s processes to manage its business and financial risk, and processes for compliance with significant applicable legal and regulatory requirements. The Board of Directors has adopted a written charter that specifies the scope of the Audit Committee’s responsibilities, which is available on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

In connection with performing its oversight role related to the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee has:

•	reviewed and discussed the audited consolidated financial statements with management and with representatives from Ernst &Young LLP (“E&Y”);

•

discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61 as amended (Communication With Audit Committees) as adopted by the Public Company Accounting Oversight Board (“PCAOB”); and

•

received from E&Y the written disclosures and the letter regarding E&Y’s independence as required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence and discussed the independence of E&Y with representatives of E&Y.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE:

Mural Josephson, Chairman

F. Sedgwick Browne

Hector De Leon

John R. Power, Jr.

Audit Committee Financial Expert

Mural Josephson is qualified as an “audit committee financial expert” within the meaning of applicable SEC rules and regulations governing the composition of the Audit Committee. In addition, the Audit Committee has determined that he has the appropriate experience and background to satisfy the “financial sophistication” requirements of Nasdaq’s listing standards.

Investment Committee

The Investment Committee consists of Messrs. Cash, El-Hage (upon his appointment to the Board of Directors in February 2011), Tonelli, Watson and Woods. The Investment Committee sets the Company’s investment policy. All investment transactions are ratified by the full Board of Directors. The Board of Directors has adopted a written charter for the Investment Committee that specifies the scope of the Investment Committee’s responsibilities, which is available on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Human Resources Committee

The Human Resources Committee consists of Messrs. Browne, Cash, De Leon, Power and Woods, each of whom is “independent” in accordance with the applicable corporate governance listing standards of Nasdaq as currently in effect. Discussions of the Human Resources Committee’s role and the Company’s Compensation Philosophy begin on page 17. The Board of Directors has adopted a written charter that specifies the scope of the Human Resources Committee’s responsibilities, which is available on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Human Resources Committee Interlocks and Insider Participation

None of the members of the Human Resources Committee during the fiscal year 2010 or as of the date of this proxy statement is or has been an officer or employee of the Company and no executive officer of the Company served on the Human Resources Committee or board of any company that employed any member of the Company’s Human Resources Committee or Board of Directors.

Board Risk Oversight

The Board of Directors is responsible for overseeing the Company’s risk policies including, but not limited to, oversight of its risk tolerance and appetite. Risk management is a collaborative effort of management, the Company’s Board of Directors and key functions within the Company that are focused on risk, including risks associated with the Company’s compensation plans.

The Company’s risk oversight framework begins at the departmental level. Each business department is charged with the task of identifying, assessing, measuring, monitoring, reporting, and mitigating risks associated with the department’s respective functions and responsibilities. The Company’s Risk Committee, consisting of senior management including the Company’s Chief Executive Officer and its Chief Financial Officer, plays a key role in risk oversight by coordinating, facilitating, and overseeing the effectiveness and integrity of the Company’s risk management activities. The Risk Committee is also charged with establishing the methodology and tools used to identify and evaluate risks and, where risks are outside the Company’s risk appetite, ensuring that there is an appropriate response. The Company’s Chief Risk Officer reports to the Risk Committee. The Company’s Internal Audit department provides another level of risk oversight by independently assessing the effectiveness of the Company’s risk management processes and practices including the risks associated with the Company’s compensation plans and by providing timely feedback on the effectiveness of the Company’s risk oversight process. The Vice President of Internal Audit reports directly to the Audit Committee.

The Company believes that the foregoing corporate risk oversight framework is structured in a way that enables the Company to take an active approach to risk management. Through the efforts of management, the Company’s internal risk oversight functions and the Board of Directors, the Company believes it is able to limit unnecessary risks while accepting certain other risks which may be beneficial to the Company and its shareholders.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee consists of Messrs. Browne, Power and Woods, each of whom is “independent” in accordance with the applicable director independence standards of Nasdaq as currently in effect. The purpose of the Corporate Governance and Nominating Committee is to establish criteria for Board member selection and retention, to identify individuals qualified to become Board members, and to recommend to the Board of Directors the individuals to be nominated and re-nominated for election as directors. The Board of Directors has adopted Corporate Governance Guidelines and a written charter for the Corporate Governance and Nominating Committee that specifies the scope of the Committee’s responsibilities, copies of which are available on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Director Qualifications and Diversity

The Corporate Governance and Nominating Committee assesses several factors when evaluating director nominees including, but not limited to, the current needs of the Board and the nominee’s: (i) integrity, honesty and accountability; (ii) successful leadership experience and strong business acumen; (iii) forward-looking, strategic focus; (iv) collegiality; (v) independence and absence of conflicts of interests; and (vi) ability to devote necessary time to meet director responsibilities. The

Corporate Governance and Nominating Committee will ultimately recommend nominees that it believes will enhance the Board’s ability to oversee, in an effective manner, the management of the affairs and business of the Company and to monitor its evolution into a complex, global enterprise. While the Corporate Governance and Nominating Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees, the Corporate Governance and Nominating Committee seeks a diverse and appropriate balance of members who have the experience, qualifications, attributes and skills that are necessary to oversee a publicly traded, financially complex, growth oriented, international organization that operates in multiple regulatory environments when considering the overall composition of the Board. In addition, the Corporate Governance and Nominating Committee seeks directors with experience in a variety of professional disciplines and business ventures that can provide diverse perspectives on the Company’s operations. The Committee evaluates the types of backgrounds that are needed to strengthen and balance the Board based on the foregoing factors and will nominate candidates to fill vacancies accordingly. For a discussion of the specific experiences, qualifications, attributes or skills that led the Corporate Governance and Nominating Committee to conclude that each director should serve on the Company’s Board of Directors, see the biographical information section beginning on page 8.

Process for Nominating Directors

The Corporate Governance and Nominating Committee identifies director nominees from various sources such as officers, directors, shareholders and third party consultants to assist in identifying and evaluating potential nominees. The Corporate Governance and Nominating Committee will consider and evaluate a director candidate recommended by a shareholder in the same manner as a candidate recommended by a current director.

Shareholders wishing to recommend a director candidate to serve on the Board may do so by providing advance written notice to the Company. To make a director nomination at the 2012 Annual General Meeting, a shareholder must follow the same procedures required for submitting a shareholder proposal. See “Shareholder Proposals for 2012 Annual General Meeting” beginning on page 33. Notices should be sent to Argo Group International Holdings, Ltd. c/o David J. Doyle, Secretary, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The notice must set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) the number and class of all shares of each class of capital shares of the Company beneficially owned by the person or persons to be nominated; (c) a representation that the nominating shareholder is a shareholder of record of the Company’s shares entitled to vote at such meeting, including setting forth the number and class of all shares of each class of capital shares of the Company beneficially owned by the nominating shareholder, and that he or she intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (e) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the United States SEC, had the nominee been nominated, or intended to be nominated, by the Board; and (f) the signed consent of each nominee to serve as a director of the Company if so elected. The presiding officer of the Annual General Meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Shareholder Communication with Board Members

The Company has a process for shareholders to communicate with the Board of Directors, a specific director or the non-management or independent directors as a group. Shareholders may send written communications to Argo Group International Holdings, Ltd. c/o David J. Doyle, Secretary, Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The Secretary will review the communication and forward such communication to the individual director or directors to whom the communication is directed, if any. If the communication does not specify a recipient, the Secretary will forward it to the full Board of Directors or to the director or directors the Secretary believes is most appropriate.

Related Person Transactions

Policy for Evaluating Related Person Transactions

The Board of Directors has adopted a written policy relating to the Audit Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations (“related person transactions”). A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers and 5% or more beneficial owners of our Common Shares. Management administers procedures adopted by the Board of Directors with respect to related person transactions and the Audit Committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the Audit Committee has evaluated it, or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chairman of the Audit Committee to determine the appropriate course of action. Approval of a related person transaction requires the vote of the majority of disinterested directors on the Audit Committee. In approving any related person transaction, the Audit Committee must determine that the transaction is fair and reasonable to the Company. The Audit Committee periodically reports on its activities to the Board of Directors. The written policy relating to the Audit Committee’s review and approval of related person transactions is available on our web site under “Corporate Governance” at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

The Audit Committee has determined that there were no related person transactions with the Company during 2010.

BENEFICIAL OWNERSHIP

Security Ownership of Principal Shareholders and Management

The following table sets forth certain information regarding the beneficial ownership of Argo Group common shares (“Common Shares”) as of March 11, 2011 of each person known to Argo Group to beneficially own more than 5% of the Common Shares.

	Common Shares (1)
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Wells Fargo & Company / MN 420 Montgomery Street San Francisco, CA 94104	2,611,599	9.52%
Dimensional Fund Advisors LP Palisades West 6300 Bee Cave Road, Building One Austin, TX 78746	2,134,994	7.78%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	1,909,677	6.96%

(1)	The information in this table is based on information reported on a Schedule 13G filed with the Securities and Exchange Commission as of 12/31/2010.

•

The Wells Fargo & Company Form 13G was filed on behalf of a number of its subsidiaries. Certain of these shares are shared in terms of voting and /or dispositive power by various subsidiaries including with Wells Capital Management Incorporated and is the aggregate amount owned beneficially by each.

•	The BlackRock, Inc. Form 13G was filed on behalf of a number of its subsidiaries including Barclays Global Investors.

•

Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in the Schedule 13 are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

The following table sets forth certain information regarding the beneficial ownership of the Common Shares as of March 11, 2011 of (i) each director of Argo Group, (ii) each individual who has been identified as a Named Executive Officer (“Named Executive Officer” or “NEO”) of Argo Group or its subsidiaries, and (iii) all directors and individuals who have been identified as NEOs of Argo Group or its subsidiaries as a group:

Name of Beneficial Owner	Number of Shares Beneficially Owned (1) (2)	Percent of Class (1)
Gary V Woods	21,333	*
F Sedgwick Browne	19,089	*
H Berry Cash	19,262	*
Hector De Leon	19,783	*
Mural R Josephson	15,607	*
John R Power, Jr	20,684	*
John H. Tonelli	5,000	*
Mark E Watson III	558,484	2.03%
Jay S. Bullock	75,398	.27%
Julian Enoizi	9,090	*
Barbara C Bufkin	77,541	.28%
Total(a)	841,271	3.07%
(a) All directors and individuals identified as senior executives of Argo Group and its subsidiaries as a group (11 persons)

*	Less than .1% of the outstanding Common Shares

(1)	The information in this table is based on information supplied directly to Argo Group by directors and on information reported on Forms 3, 4 or 5 or on any Schedule 13G filed with the Securities and Exchange Commission. A person is deemed to be the beneficial owner of shares if such person, either alone or with others, has the power to vote or to dispose of such shares. Shares beneficially owned by a person include shares to which the person has the right to acquire beneficial ownership within 60 days of the Record Date, including stock options that were exercisable on March 11, 2011 or that become exercisable within 60 days after March 11, 2011. Unless otherwise indicated in the footnotes below, the persons and entities named in this table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable. Mr. El-Hage and Ms. Nealon, who became directors in February 2011, did not own any Argo common shares as of March 11, 2011.
(2)	Includes the following shares to which the person has the right to acquire beneficial ownership within 60 days, including stock options that were exercisable on March 11, 2011 or that become exercisable within 60 days after March 12, 2011: Mr. Woods – 16,742; Mr. Browne – 16,357; Mr. Cash – 16,742, Mr. De Leon – 16,742; Mr. Josephson – 14,857, Mr. Power – 16,742; Mr. Tonelli – 5,000; Mr. Watson – 277,657; Mr. Bullock – 52,839; Ms. Bufkin – 64,998 and Mr. Enoizi – 10,750.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires directors, executive officers and holders of more than 10% of Common Shares to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of Argo Group’s securities. Argo Group believes that during 2010 all reports for the registrant’s executive officers, directors and 10% shareholders that were required to be filed under Section 16(a) of the Exchange Act were timely filed.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Bye-Laws provide for the election of directors by our shareholders. Each class of directors serves for a term of three (3) years. In accordance with the Bye-Laws, our Board of Directors is divided into three classes (Classes I, II and III). The classes are determined by dividing the number of directors by 3. If this results in a whole number, there will be an equal number of directors in each class. If this results in a fraction of 1/3, one additional director will be placed into Class III. If this results in a fraction of 2/3 one director will be placed into Class II and one into Class III. The Company’s Bye-Laws further provide that the Board may re-designate directors to different classes so that they conform to the preceding formula. A classified board structure is common among Bermuda domiciled companies and is consistent with the board structure of the Company’s peer group.

Three Class I directors are to be elected at the 2011 Annual General Meeting. The Committee has nominated H. Berry Cash, John R. Power, Jr. and Mark E. Watson III to stand for reelection. Mr. Cash and Mr. Watson are both presently serving on the Board. as Class I directors. Mr. Power is presently serving on the Board as a Class II director and was reclassified as a Class I director this year. If elected, the three nominees will serve as Class I directors for three-year terms until the Annual General Meeting of shareholders in 2014 or until their successors have been elected and qualified. It is intended that proxies will be voted in favor of these persons. If, for any reason, any of the nominees is not able or willing to serve as a director when the election occurs (a situation which is not presently contemplated), it is intended that the proxies will be voted for the election of a substitute nominee in accordance with the judgment of the proxy holder.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED ABOVE AS DIRECTORS AND, UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR SUCH NOMINEES AS DIRECTORS.

Biographical information for the three Class I nominees to be elected this year:

H. Berry Cash (72) became a director of the Company immediately following the merger of Argonaut Group and PXRE in August 2007. Mr. Cash had been a director of Argonaut since May 2005. Mr. Cash has been a general partner of InterWest Partners, a venture capital fund, since 1985. Mr. Cash has also served on the board of directors of Ciena Corporation since April 1994, Silicon Laboratories Inc. since December 1997, and First Acceptance Corporation since November 1996. Mr. Cash also served as a director of i2 Technologies, Inc. from January 1996 until April of 2009. In addition to his capital raising experience, Mr. Cash brings to the Board a strong background in information technology, which plays an integral role in the Company’s operations. Due to his experience in the venture capital sector, Mr. Cash also brings perspectives to the Board associated with the capitalization and management of organizations through the corporate life cycle.

John R. Power, Jr. (55) became a director of the Company immediately following the merger of Argonaut Group and PXRE in August 2007. Mr. Power had been a director of Argonaut since January 2000. He is currently President of the Patrician Group, a private investment firm located in Lisle, Illinois. Mr. Power has also been a director of certain financial subsidiaries of CNH Global, N.V. since January 1997. Mr. Power brings to the Board skills and attributes derived from a finance and commercial and investment banking background. In addition, due to his past and present service as a director of other publicly traded companies, Mr. Power has experience with the design and implementation of effective compensation programs that benefit the Company in his role as Chair of the Human Resources Committee. Mr. Power’s prior service on the audit and executive committees of other publicly traded companies gives him a range of experiences and skills that compliment his current committee assignments with the Company.

Mark E. Watson III (46) became a director of the Company immediately following the merger of Argonaut Group and PXRE in August 2007. He has been President and Chief Executive Officer of Argo Group since the merger. He was President and Chief Executive Officer of Argonaut from January 2000 until the merger after having joined Argonaut as a director in June of 1999. He was a principal of Aquila Capital Partners, a San Antonio, Texas-based investment firm from 1998 to 1999 and served from 1992 to 1997 as a director and Executive Vice President, General Counsel and Secretary of Titan Holdings, Inc., a publicly traded property and casualty insurance holding company. Prior to that, Mr. Watson was an attorney with the New York based law firm Kroll & Tract from 1989 to 1992 where he represented international insurance and reinsurance companies. Due to his lengthy tenure, having previously held several executive positions at Titan Holdings, Inc. which was ultimately sold to USF&G Specialty Insurance Company, Mr. Watson brings to the Board a wealth of experience in the specialty property and casualty insurance sector. In his role as President and Chief Executive Officer of the Company, Mr. Watson brings to the Board critical insight into the Company’s operating environment and growth strategy. Mr. Watson has been a member of the Board of Governors of the Property Casualty Insurers Association of America since June 2005 and has been a director of Houston International Insurance Group, Ltd. since December 22, 2010.

Biographical information for the directors whose terms will expire in 2012 and 2013:

The following biographical information is for the three Class II directors whose terms will expire in 2012:

Nabil N. El-Hage (52) was appointed as a director of the Company in February 2011. Mr. El-Hage is an independent consultant specializing in the corporate governance area. During 2009 and 2010, Mr. El-Hage served as Senior Associate Dean for External Relations and an Adjunct Professor of Business Administration at Harvard Business School; from 2005 until June 2009, Mr. El-Hage had been a Professor of Management Practice at Harvard Business School in the Finance Area. From January 2003 to June 2005, he was a Senior Lecturer at Harvard Business School. Mr. El-Hage originally joined the faculty of Harvard Business School in 1984. Prior to 2003, Mr. El-Hage gained experience in venture capital with TA Associates, Levant Capital Partners and Advent International as well as operating experience as the Chief Financial Officer of The Westwood Group, Inc. He also served from 1995 to 2003 as Chairman and from 1995 to 2002 as Chief Executive Officer of Jeepers! Inc., a private equity-financed national chain of indoor theme parks. Mr. El-Hage has been a trustee of the MassMutual Premier Funds since 2003 and a trustee of the MML Series Investment Fund II since 2005. He has been Chairman of the Board or Trustees of both entities since 2006. Mr. El-Hage was also a director of Virtual Radiologic Corporation from May 2007 until July 2010. Mr. El-Hage’s diverse areas of expertise, including his unique knowledge of management, finance and corporate governance practices, will allow him to bring a great deal of knowledge and perspective to the Company.

Mural R. Josephson (62) continued as a director of the Company following the merger of Argonaut Group and PXRE in August 2007. Mr. Josephson had been a director of PXRE since August 2004. Mr. Josephson retired from Kemper Insurance Companies (“Kemper”) in 2002. During his 5-year tenure at Kemper, he held key management positions, including senior vice president and chief financial officer and senior vice president of finance. Prior to joining Kemper, Mr. Josephson held several senior level positions at KPMG, including 19 years as an audit partner. While at KPMG, he was a member of the National Insurance Practice Committee and a member of the Professional Practice Review Committee. Mr. Josephson has been a director of Health Markets, Inc., an insurance holding company, since May of 2003 and is currently chairman of its Audit Committee. He has also been a director of SeaBright Holdings, Inc., a NYSE traded insurance holding company, and its wholly owned subsidiary, SeaBright Insurance Company, since July of 2004 and is the Chairman of its Audit Committee. In addition to his historical knowledge of PXRE’s operations and his extensive background in the insurance sector, Mr. Josephson brings to the Board experience, qualifications and skills that are specific to the Company’s accounting, internal control and audit functions. Due to his background, Mr. Josephson also possesses financial reporting expertise and a level of financial sophistication that qualifies him as a financial expert in his role as the Chair of the Audit Committee.

Gary V. Woods (67) became a director of the Company immediately following the merger of Argonaut Group and PXRE in August 2007. Mr. Woods had been a director of Argonaut since March 2000 and Chairman of the Board of Directors of Argonaut since April 2001. Mr. Woods has been President of McCombs Enterprises since 1979. He also serves on the boards of directors of Avalon Advisors, LLC, the Southwest Research Institute and the Cancer Therapy and Research Center Foundation. Mr. Woods brings to the Board an entrepreneurial background with experience in overseeing complex business organizations. As President of McCombs Enterprises, Mr. Woods has successfully funded and promoted numerous growth companies in a diverse array of industries, both domestically and internationally, providing him with the necessary skills and qualifications to serve as the Chairman of the Company’s Board of Directors.

The following biographical information is for the four Class III directors whose terms will expire in 2013:

F. Sedgwick Browne (68) continued as a director of the Company following the merger of Argonaut Group and PXRE in August 2007. Mr. Browne had been a director of PXRE since 1999. Mr. Browne served as Vice-Chairman of the board of directors of PXRE from 2003 until the merger. He retired as counsel at Sidley Austin Brown & Wood LLP (now known as Sidley Austin LLP), a law firm, on September 30, 2004. Mr. Browne previously was a partner at Morgan, Lewis & Bockius LLP and prior thereto at Lord Day & Lord, Barrett Smith, where he specialized in the insurance and reinsurance industry. Mr. Browne is also a past trustee and director of the Swiss Reinsurance US Group and of the Winterthur Swiss Insurance US Group. In addition to his historical knowledge of PXRE’s operations, Mr. Browne brings to the Board a corporate transactional background that is specific to the Company’s operations in the insurance sector. Mr. Browne also possesses financial reporting expertise and the legal experience and qualifications necessary to guide the Company through the myriad of regulatory requirements currently imposed on publicly traded companies.

Hector De Leon (64) became a director of the Company immediately following the merger of Argonaut Group and PXRE in August 2007. Mr. De Leon had been a director of Argonaut since February 2003. Mr. De Leon is the managing partner of De Leon & Washburn, P.C., a law firm in Austin, Texas, which he founded in 1977. Prior to 1977, Mr. De Leon was the General Counsel of the Texas State Insurance Board. From February 1985 to November 1997, Mr. De Leon served as a director of Titan Holdings, Inc., a publicly traded property and casualty insurance holding company. Mr. De Leon brings to the Board experience and skills relating to the insurance regulatory environment in which the Company operates combined with a corporate legal background. In addition, Mr. De Leon’s experience includes prior service as a director of a publicly traded, growth oriented, specialty property and casualty insurance holding company.

Kathleen A. Nealon (57) was appointed as a director of the Company in February 2011. Ms. Nealon’s international career includes significant experience with risk management, compliance and regulatory issues with global companies. Ms. Nealon was the group head of legal and compliance at Standard Chartered Plc in London from 2001 until her retirement in 2004 where she also held additional international legal and compliance positions from 1992 to 2001. Prior to Standard Chartered Plc, Ms. Nealon practiced international banking and regulatory law in New York for 14 years. She currently serves on the board of directors of Cable and Wireless Communications Plc, a company resulting from the de-merger of Cable and Wireless Plc in 2010. Ms. Nealon is also the Co-Chair of the European Advisory Board of Georgetown Law School and serves on the advisory council of the Institute of Business Ethics. Ms. Nealon also served on the boards of directors of Shire Plc from 2006 to 2010 and Halifax Bank of Scotland Plc from 2004 to 2009 when it was merged into Lloyds Bank Plc. Ms. Nealon brings to the Board specialized expertise in the areas of corporate governance, compliance and risk management specific to the banking and financial services industry.

John H. Tonelli (46) became a director in 2010. Mr. Tonelli has been the Chief Executive Officer of Advanced Global Investments, Ltd., a New York based investment company with holdings in Eastern Europe, the Middle East and Latin America, since 2009. Mr. Tonelli has over twenty years of experience in finance, working both as an investment banker and as an attorney. Mr. Tonelli has advised the governments of Argentina, Chile, Paraguay and Uruguay on a wide variety of matters, including privatizations, debt and equity financings, and infrastructure projects. He has been a director of Converse Bank since August, 2009. From 2003 to 2009, Mr. Tonelli was a Senior Managing Director with J.P. Morgan & Co., Inc. and Bear Stearns & Co. Inc. where he was Head of International Project Finance and Emerging Markets Structured Finance. From 1999 to 2003, he was the founder and chief executive officer of International Venture Partners, LLC, an NASD member broker-dealer specializing in emerging markets. From 1992 to 1999, Mr. Tonelli was an attorney with Cadwalader, Wickersham & Taft where he was head of the Latin American practice group and founded the firm’s project finance group. Mr. Tonelli brings to the Board specialized expertise in finance and emerging markets that will benefit the Company’s international growth strategy.

Non-Employee Director Compensation

(a)	(b)	(c)	(d)	(e)	(f)
Name	Fees Earned or Paid in Cash (1)	Stock Awards (2a)	Option Awards (3)	All Other Compensation (4)	Total
Gary V. Woods (a) (e) (h)	$118,000	$0	$42,750	$0	$160,750
F. Sedgwick Browne (d) (h)	$121,000	$0	$42,750	$0	$163,750
H. Berry Cash (f) (h)	$117,000	$0	$42,750	$0	$159,750
Hector De Leon (b) (d) (h)	$127,000	$0	$42,750	$0	$169,750
Mural R. Josephson (c)	$121,000	$0	$42,750	$0	$163,750
John R. Power, Jr. (d) (g)	$128,000	$0	$42,750	$0	$170,750
John H. Tonelli (f)	$106,250	$0	$42,750	$0	$149,000

Former Directors
Frank W. Maresh	$22,500	$31,800	$20,100	$164,163	$238,563

References next to each director’s name in column (a) above refer to the applicable committee legend included in the committee section of the Non-Employee Director Fees Schedule on page 12. Amounts described in the tables above and below are for all periods during 2010 except for Mr. Maresh who retired from the Board of Directors in May 2010 and Mr. Tonelli who was elected to the Board of Directors in May 2010.

1.	The following table details the breakdown of fees earned by all Argo Group non-employee directors during 2010, reported in column (b) of the preceding table.

Director	Cash Portion of Fees Earned for 2010 Service	Fees Earned for 2010 Service and Contributed to the Non-qualified Directors Deferred Compensation Plan	Total Fees Earned or Paid in Cash for 2010 Service
Gary V. Woods	$0	$118,000	$118,000
F. Sedgwick Browne	$121,000	$0	$121,000
H. Berry Cash	$117,000	$0	$117,000
Hector De Leon	$127,000	$0	$127,000
Mural R. Josephson	$60,500	$60,500	$121,000
John R. Power, Jr.	$64,000	$64,000	$128,000
John H. Tonelli	$106,250	$0	$106,250

Former Directors
Frank W. Maresh	$22,500	$0	$22,500

2.	The aggregate number of stock units and stock option awards owned by each of the non-employee directors and outstanding at December 31, 2010 was:

Name	Stock Units (#)	Stock Options (#)
Gary Woods	6,500	18,242
F. Sedgwick Browne	3,249	17,857
H. Berry Cash	1,676	18,242
Hector De Leon	3,527	18,242
Mural R. Josephson	3,908	16,357
John R. Power, Jr.	5,144	18,242
John Tonelli	1,669	5,000

Former Directors
Frank W. Maresh	0	0

3.	The expense related to options is the ASC TOPIC 718 Fair Market Value on the grant date and is the maximum possible value.

Name	ASC TOPIC 718 Expense (a)	GAAP Fair Value on the Grant Date	Market Value at 12/31/2010
Gary V. Woods	$71,971	$42,750	$28,200
F. Sedgwick Browne	$71,971	$42,750	$28,200
H. Berry Cash	$71,971	$42,750	$28,200
Hector De Leon	$71,971	$42,750	$28,200
Mural R. Josephson	$71,971	$42,750	$28,200
John R. Power, Jr	$71,971	$42,750	$28,200
John H. Tonelli	$28,500	$42,750	$28,200

Former Directors
Frank W. Maresh (a)	$95,371	$51,900	$0

(a)	Expense related to the Restricted Stock grant of 1,000 shares and 5,000 options given upon retirement from the Board for Mr. Maresh is the amount reported for financial purposes during the fiscal year and is calculated under ASC TOPIC 718 based on grant date value.

4.	Mr. Maresh received distribution of his deferred compensation after he retired from the Board.

Argo Group Deferred Compensation Plan for Non-Employee Directors

The Argo Group International Holdings Ltd. Deferred Compensation Plan for Non-Employee Directors was adopted on February 12, 2008. The plan provides that:

a.	A director may defer 0%, 50% or 100% of cash compensation. Deferred amounts are credited with interest, compounded quarterly at a rate 2% above the prime commercial lending rate.
b.	Argo Group will match 75% of the amount deferred. The Argo Group match will be converted into Stock Units based on the closing price of the Company’s stock on the date that the deferred amount would otherwise be earned. The hypothetical value of a Stock Unit at any point in time will be equal to the market value of Argo Group stock on NASDAQ at the point in time.
c.	Distributions will occur six months after the date on which a participant ceases to be a member of the Board, the date on which a Change of Control occurs or December 1, 2017, whichever comes first and will be made in cash.
d.	Each Director will receive an initial grant of 1,650 stock units.

Non-Employee Director Fees Schedule

Retainer (paid quarterly)	$75,000 annual retainer, paid quarterly, of which $40,000 ($10,000 per quarter) is paid subject to attendance at Board meetings.

Board Meetings

Travel and Attendance = $2,000 per day

Audit Committee Travel and Attendance = $1,000 per special meeting

Travel outside the U.S. at request of Chairman = $2,000 per day

Meeting of Executive Committee = $2,000 per special meeting

Meeting of the Corporate Governance and Nominating Committee = $2,000 per meeting

Committee fees (paid quarterly)

(a)    Chair, Executive Committee = $15,000 annual retainer

(b)    Member, Executive Committee = $8,000 annual retainer

(c)    Chair, Audit Committee = $20,000 annual retainer

(d)    Member, Audit Committee = $10,000 annual retainer

(e)    Chair, Investment Committee = $10,000 annual retainer

(f)     Member, Investment Committee = $8,000 annual retainer

(g)    Chair, Human Resources Committee = $15,000 annual retainer

(h)    Member, Human Resources Committee = $8,000 annual retainer

Director Stock Ownership

All Argo Group directors are required to meet Argo Group’s Stock Ownership Guidelines which are discussed on page 20 of the Compensation Discussion & Analysis.

PROPOSAL 2

ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS

PROXY

The Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), included a requirement that companies provide shareholders with an opportunity to vote on an advisory, non-binding basis on the compensation of the Company’s NEOs, as disclosed in the Compensation Discussion & Analysis and related tables in the proxy statement in which the vote is included. This vote is on the compensation reported for the NEOs in the proxy for the prior year and has been named Say-on-Pay.

As discussed more fully in the Executive Summary of the Compensation Discussion and Analysis section which begins on page 14 and the discussion which follows it, the Company’s compensation program is intended both to retain superior, productive employees and to attract new talent necessary to continue the company’s expansion both internationally and in the United States. The program is designed to align the interests and motivations of employees with the creation and protection of shareholder value. The program includes three main components: base salary, cash incentive awards and long-term incentive awards. The components of the program interact to provide both short-term and long-term incentives for our NEOs.

Since 2002, the Company’s book value has grown at a compounded rate of 12.1% per year. During this time the Company transformed itself from being primarily a California-based workers compensation carrier to an international specialty carrier. The Company believes that its NEOs were instrumental in achieving these results and the compensation packages designed for them were intended both to reward them for their current achievements and to incent them to continue to excel in the future. We believe that this will result in increased shareholder value over time. Accordingly, the Company requests shareholder approval of the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory, non-binding basis, the compensation of the Named Executive Officers as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion included herein.”

An advisory vote is not binding upon the Company. However, the Human Resources Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders and will consider the outcome of the vote when making future compensation decisions related to the NEOs.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO APPROVE THIS PROPOSAL. IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF THE PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR THE APPROVAL OF SUCH PROPOSAL.

NAMED EXECUTIVE OFFICERS

The following table sets forth, for the individuals who are currently serving as NEOs of Argo Group and its subsidiaries, such person’s name, age and position with Argo Group and its principal subsidiaries. Each such executive officer serves at the pleasure of the Board of Directors.

Name	Position	Age
Mark E. Watson III	President and Chief Executive Officer, Argo Group	46
Jay S. Bullock	Executive Vice President and Chief Financial Officer, Argo Group	46
Barbara C. Bufkin	Senior Vice President, Business Development, Argo Group	55
Julian Enoizi	President & Chief Executive Officer – Argo International	43

Business Experience of Named Executive Officers

Mark E. Watson III has been President and Chief Executive Officer of Argo Group since August 2007. He had previously been President and Chief Executive Officer of Argonaut since January 2000. A description of Mr. Watson’s business experience can be found on page 8, “Biographical information for the three Class I nominees to be elected this year”.

Jay S. Bullock was appointed Chief Financial Officer of Argo Group on May 13, 2008. He joined Argo Group from Bear Stearns & Co. Inc. where he was a Senior Managing Director and Head of Bear Stearns’ Insurance Investment Banking Group. While at Bear Stearns, Mr. Bullock focused on the insurance sector. In this role, he advised on company acquisitions, mergers and sales as well as all forms of public and private financings and restructurings. During this period, he was an advisor to Argonaut Group, Argo Group’s predecessor company, on a number of transactions. Prior to joining Bear Stearns in 2000, Mr. Bullock was a Managing Director at First Union Securities. He is an honors graduate of Southern Methodist University and received his MBA from The McColl School of Business, Queen’s College, Charlotte, North Carolina. Mr. Bullock also holds the designation of Certified Public Accountant (CPA).

Barbara C. Bufkin was appointed Senior Vice President, Business Development of Argo Group on August 2007. She began working with Argonaut Group as a reinsurance consultant in 2001 and formally joined the company as Vice President, Corporate Business Development in September, 2002. In 2007, after the merger with PXRE, she agreed to relocate to Bermuda and assumed responsibility for new business strategies and development as well as ceded reinsurance for Argo Group. She has spent her entire career in reinsurance and insurance. Before she joined Argonaut, she held a number of senior positions with Swiss Re subsidiaries and a number of executive positions as a reinsurance intermediary with Sedgwick Group and EW Blanch. She graduated cum laude from the State University of New York at Buffalo, with a B.A. in Philosophy. She is an alumna of Leadership Texas, Stanford Executive Education, and Wharton Executive Education. She was a Director of the Southwestern Insurance Information Service for eight years. In 2000, she was nominated to the Texas Women’s Hall of Fame and in 2004 she was selected to the Class of Leadership America.

Julian Enoizi was appointed President and Chief Executive Officer of Argo International on June 1, 2009. He joined the Company from CNA where he first oversaw the successful turnaround of CNA Continental Europe as President of that organization beginning in 2002 and then went on to lead CNA Europe through a period of profitable expansion as President of CNA Europe, a position he assumed in 2005. Prior to joining CNA, he held senior executive roles with AIG Europe and Chubb Insurance Company of Europe based in London, Paris and Brussels. He is a graduate of the University of Birmingham. He holds an LLB (Hons) degree in Law and French Law, a Diplome D’Etudes Juridiques Francaises from the University of Limoges and qualified and practiced as a lawyer in London and Brussels before embarking on his insurance career. He is fluent in French, Italian and also speaks Spanish. He is active on the international speaking circuit, participating at industry conferences world-wide. He is currently Chairman of the Insurance Leadership Group. He is also a member of the Worshipful Company of Insurers. As previously announced, Mr. Enoizi resigned from the Company effective on March 4, 2011.

COMPENSATION OF EXECUTIVE OFFICERS

The information referenced in Item 11 of the Company’s Form 10-K for the year ended December 31, 2010 can be found under the “Compensation Discussion and Analysis,” “Executive Compensation” and “Human Resources Committee Interlocks and Insider Participation” headings of this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The business of underwriting insurance is cyclical. Because not all lines of business in all geographic regions follow the same path during a cycle, we believe that a company with a diverse underwriting platform, both by line of business and geography, is best positioned to succeed across the underwriting cycle. The existence of a diverse platform allows a company to deploy capital in the most attractive product lines while reducing its presence in lines where the competition is more aggressive. To this end, the Company has developed a platform with operations in Bermuda, the United States, the United Kingdom, Europe and the Middle East offering products in both the insurance and reinsurance businesses. The Company is continuing to focus on both product and geographic expansion to add to the diversity of its operations.

During periods of intense competition and depressed prices, or soft markets, insurers often choose to examine and strengthen their strategies and platforms while constraining underwriting. During the current prolonged soft market period, Argo Group has focused on initiatives intended to position the Company for success across the cycle and in the next hard market. In particular, we believe that companies that are able to act quickly when a hard market materializes are likely to benefit the most from it.

2010 Performance

During 2010 Argo Group:

•	Focused on creating shareholder value and financial strength:

•

Book value per share increased by 11.6%. We view growth in book value per share as the most comprehensive assessment of our ability to create shareholder value. We believe the compound annual growth in our book value presents a compelling record. As shown in the table below, since 2002 our book value per share has compounded at an annual rate of 12.1%. We believe this is the most relevant measurement period since it represents the point after which current management actions are most clearly reflected in the financial results. We believe our record compares well with any of our peers or direct competitors.

•

The company remains well capitalized. As we have said in the past, during periods of market contraction we may choose to return a portion of what we deem to be excess capital to our shareholders. To this end we repurchased $106.5 million or 3.2 million shares of our common stock, reinstituted a regular quarterly dividend and made dividend payments of $.48 per share during 2010. Importantly, we were able to return this capital while maintaining our financial strength and retaining sufficient capital to support our existing operations and take advantage of opportunities as they arise.

•	Focused on our operations:

•	We continued our effort to create an organization that is more easily expanded or contracted in response to market conditions.

•	We realigned the operating platform for some of our business units to make interaction with customers and business partners more effective. Specifically:

•

We launched Alteris, a complete solutions provider for MGAs. This was accomplished by combining and expanding some of our existing operations. Alteris will give distribution and risk bearing partners better access to the services they need through a full-service national distribution network.

•

We combined Colony and Argonaut Specialty to create Colony Specialty. This allows us to take advantage of the well known Colony brand while making it easier for our wholesale partners to access a more simplified line of products. As well, it creates a more nimble organization, allowing us to take advantage of new opportunities and be more responsive to our customers.

•	We entered new areas of the market that we believe will produce acceptable and attractive rates of return. This was most frequently accomplished by hiring experienced teams of people. For example:

•

After significantly reducing and re-underwriting its existing book of business, Argo International turned its attention to building out its product platform. This included hiring an experienced team to underwrite an energy and marine segment.

•	We renewed our focus on growth through new initiatives both by expanding our geographic footprint and introducing innovative products to address the needs of our customers. Specifically:

•	Alteris launched a residential lease guarantee program, a commercial janitorial program and a national winery program.

•	Focused on the improving the efficiency of our support functions both to offer better quality and more responsive services to our operating units. Specifically by:

•	Building a global shared service organization.

•

Ongoing efforts to consolidate and leverage technologies that reduce the cost of doing business and make our processes more efficient. An example of this initiative included implementing IT solutions which streamlined policy administration, claims and billing in our Commercial Specialty segment; and

•	Reviewing all systems and support functions to identify areas that could be provided more efficiently and cost effectively by someone else.

Overview of Company’s Compensation Philosophy

The Company’s compensation program is intended both to retain superior, productive employees and attract new talent necessary to continue the Company’s expansion both internationally and in the United States. The program is designed to align the interests and motivations of employees with the creation and protection of shareholder value. The program includes three main components: base salary, annual cash incentive awards and long-term incentive awards. The components of the program interact to provide both short-term and long-term incentives for our NEOs. Specifically:

•

Base salaries and benefit packages are set at levels which allow the Company to attract and retain high quality employees and to compensate them for the valuable skills and experiences required to successfully fulfill their roles.

•

Annual cash incentive awards are determined by the extent to which agreed upon financial and individual performance goals are achieved by the Company and by the NEO for the year. At the beginning of the year, the Human Resources Committee establishes a number of financial and individual performance goals and the target incentive opportunities for each NEO that are expressed as a percentage of base salary. At the end of the year, the Committee evaluates the overall performance of the Company and the contributions of the NEOs to that performance, as well as the extent to which each NEO achieved his or her individual performance goals in order to determine the appropriate award. The Committee considers the performance measures collectively for each of the NEO’s rather than applying a formula or weighting to any one or more measures. Performance is judged by the Committee taking into account actual achievements and the facts and circumstances that existed during the year.

•

Long-term equity incentive awards combined with the requirements of the Stock Ownership Guidelines encourage a long-term focus and align NEO interests with those of Argo Group’s shareholders. The Long-Term Incentive Plan is both performance and time vested. NEOs are awarded grants at the beginning of the year subject to the completion of specific performance goals designed to support the Company’s strategic plan during the year. The portion of an award that is available to vest over time is determined by the extent to which the NEO completes his or her goals. All NEOs are required to comply with the Stock Ownership Guidelines.

A complete discussion of the Company’s Compensation Philosophy including the Stock Ownership Guidelines begins on page 18.

2010 Compensation Decisions

During 2010, the Company took the following compensation actions related to the NEOs:

•

Because of the current economic climate, no adjustments to base salaries were made by the Human Resources Committee with the exception of Mr. Bullock whose base salary was increased to $500,000 from $450,000 effective in April 2010.

•

The Human Resources Committee determined the cash incentive awards based on its analysis of the Company’s and each individual NEO’s performance during the year. Financial metrics considered in 2010 included growth in book value per share, return on equity, income before tax and the combined ratio achieved by the Company. The individual performance metrics included among other things the execution of the Company’s capital management program, development of expense management initiatives and growth initiatives including the continued expansion of the Company’s global platform. After considering these metrics collectively for each of the NEOs, the Committee determined that Mr. Watson should receive an award of $495,000 (49.5 % of target), Mr. Bullock should receive an award of $310,000 (49.6% of target), and Ms. Bufkin should receive an award of $235,000 (89.5% of target).

•

Long-Term Incentive Plan goals are designed to support the Company’s strategic goals and are established for participating employees in the first quarter of each year. During 2010, NEOs achieved between 79% and 92% of the agreed upon goals and as a result between 79% and 92% of the individual grants will be allowed to vest subject to the NEO’s continued employment with the Company.

•

The Company had employment agreements with Mr. Watson and with Mr. Bullock that were scheduled to expire in 2011. Because the Company recognizes it is in an industry that competes aggressively for talented individuals, the Company decided to enter into new agreements with both Mr. Watson and Mr. Bullock to enhance the Company’s ability to retain them. The Company has been executing on a multi-year strategy to expand into an international specialty underwriter. This strategy involves diversification both geographically and by line of business and provides the Company with the flexibility to take advantage of opportunities as they arise around the world. The Company believes that this strategy provides a stable platform for long-term growth in shareholder value. Mr. Watson and Mr. Bullock have been instrumental in crafting and executing the expansion and the Company believes it is important to maintain their leadership as the Company continues to pursue this strategy. The Company also believes that Mr. Watson and Mr. Bullock demonstrated their commitment to Argo Group through their purchases of the Company’s stock during 2010.

The new employment agreements contain provisions that are materially more favorable to the Company than provisions in the previous agreements including: (a) the change-of-control payout multiple was reduced from 5 times salary to 2.99 times salary; (b) the gross-up provision was removed; and (c) the period post termination to receive continuation of benefits was reduced from 3 years to 18 months. In addition, the new agreements contain provisions that are designed to encourage the individuals to remain with the Company over the life of the agreements. As an incentive for Mr. Watson and Mr. Bullock to enter into these agreements the Company decided to provide them with retention grants. Mr. Watson was awarded $3,000,000 and Mr. Bullock received $1,500,000. The employment arrangements include transfer restrictions on stock owned by Mr. Watson through March 14, 2014 and the right to recover a portion of the retention grant paid to Mr. Bullock if his employment is voluntarily terminated prior to March 15, 2014. The Company believes that the structure of both the agreements and the retention grants are beneficial to the economic and operational stability of the organization as it continues its expansion.

A complete discussion of the 2010 Compensation decisions including the goals for the Long Term Incentive Plan, individual performance achievement by the NEOs related to the Long-Term Incentive Plans and details on the terms of the employment agreements is included in the 2010 Compensation Decisions section beginning on page 21.

Human Resources Committee Role

The Human Resources Committee of the Board has responsibility for establishing, implementing and monitoring adherence with Argo Group’s compensation philosophy. The Human Resources Committee strives to ensure that the total compensation paid to our management is fair, reasonable, competitive and aligned with performance.

The Human Resources Committee has the authority to consult with management and to engage the services of outside advisors, experts and others to assist it. In conjunction with input from management and outside consultants the committee makes decisions on the appropriate measures to incorporate into its process. In determining the amount and form of compensation for Argo Group’s senior executives, the Human Resources Committee receives and considers recommendations from Argo Group’s management, including recommendations regarding the compensation for the NEOs. When evaluating management’s recommendations, the Committee considers the compensation levels of the Company’s competition, data from other publicly traded firms and the NEO’s specific circumstances and performance. This process helps to develop the proper level and mix of compensation to best motivate and reward and retain the Company’s employees.

During 2010 the Human Resources Committee retained Hewitt Associates to provide it with U.S. and international compensation information including: (i) a review of the 2010 proxy; (ii) long term incentive modeling; and (iii) advice on section 457A compliance. The information was provided directly to the Human Resources Committee. At the end of 2010 the Human Resources Committee retained Meridian Compensation Partners, LLC to review the 2011 proxy since the individual consultant advising the Committee transitioned to Meridian from Hewitt. During 2010, neither Hewitt nor Meridian performed any projects directly for Argo Group management.

Generally, the management of Argo Group and its subsidiaries is tasked with the administration of the compensation program within the parameters approved by the Human Resources Committee. Argo Group’s Human Resources and Legal Departments support the Human Resources Committee in its oversight of Argo Group’s compensation programs and act pursuant to authority delegated by the Human Resources Committee to administer such programs. The Committee reviews the CEO performance and makes recommendations regarding his pay to the full Board for approval. The CEO provides his assessment of the other NEOs’ performances and makes his recommendations regarding pay adjustments and award grants. These recommendations are reviewed, adjusted as necessary, and approved by the Committee.

Compensation Philosophy

Objectives of Argo Group’s Compensation Program

Argo Group’s compensation philosophy links pay to both business and individual performance. It is designed to meet the following objectives:

•	To provide a performance based compensation program which allows Argo Group to successfully attract and retain superior talent in the very competitive specialty marketplace in which it operates;

•	To develop a strong linkage between financial results, team affiliation, and employee pay; and

•	To align employee interests with the Company’s strategic goals.

Interaction of the Elements of the Compensation Program

The Human Resources Committee has structured Argo Group’s compensation program to include three elements, each of which serves a specific purpose and which combine to provide NEOs with both short-term and long-term incentives.

•

Base salaries and benefit packages are designed to allow Argo Group to successfully compete for and retain superior NEOs and to compensate them for the valuable skills and experiences each individual brings to the Company.

•

The Annual Incentive Compensation Plan is designed to develop a strong linkage between financial results, team affiliation, and employee pay. It rewards NEOs whose performance during the year contributes to the growth and success of Argo Group. Annual cash incentive awards are determined by the extent to which agreed upon financial and individual performance goals for the preceding year are achieved by the Company and by the NEO. The Committee considers the performance measures collectively for each of the NEO’s rather than applying a formula or weighting to any one or more measures.

•

The Long-Term Incentive Plan awards are designed to give employees a long term focus and an incentive to acquire an ownership interest in the Company. The grants and the related performance goals, which are designed to further Argo Group’s strategic goals for the year and align NEO interests with those of Argo Group’s shareholders, are communicated to the NEOs at the beginning of the year. The grants are allowed to vest to the extent that the NEO achieves his or her performance goals. These grants aid NEOs to comply with the Company’s Stock Ownership guidelines which encourage the acquisition and retention of an ownership interest in Argo Group.

When determining the appropriate level of compensation for an NEO, the Human Resources Committee looks not only at the component parts of the compensation package and the incentive provided by each but also at the aggregate level of compensation for an NEO. This procedure allows the Human Resources Committee to determine the best mix of component parts to produce the desired performance from each NEO.

The Elements of the Compensation Program

To ensure that Argo Group’s compensation packages are competitive, the Human Resources Committee compares compensation for its executives with the compensation received by employees of our competitors. Although the Company considers compensation data for the designated comparison group when establishing compensation, the Company does not target a specific percentage of compensation reported by the group. Instead the Company uses the data as a guide in determining the level of compensation by geographic region necessary to successfully compete for employees. Because the Company strives to hire experienced and talented employees, the designated comparison group incorporates the companies with whom we compete for employees. The Company’s 2010 comparison group included:

Allied World Assurance Co. Holdings Ltd.

Alterra Capital

Amlin plc

Arch Capital Group Ltd.

Aspen Insurance Holdings Ltd.

Axis Capital Holdings Ltd.

Beazley plc

Catlin Group Limited

Endurance Specialty Holdings Ltd.

Flagstone Reinsurance Holdings Ltd.

HCC Insurance Holdings Inc.

Hiscox Ltd

Markel Corporation

Montpelier Re Holdings Ltd.

Platinum Underwriters Holdings Ltd.

RLI Corporation

RenaissanceRe Holdings Ltd.

Validus Holdings Ltd.

Base Salary

Consistent with Argo Group’s desire to provide compensation that is sufficient to attract and retain superior employees, when establishing base pay we consider both:

•	The skill and experience level of the employee; and

•	The pay practices of companies with whom we compete for employees.

Annual Incentive Compensation Awards

The Annual Incentive Compensation Plan (“Annual Incentive Plan”) approved by shareholders in 2007 is structured to provide short-term incentive compensation to employees, including the NEOs, who contribute to the growth and success of Argo Group during the year. This plan was designed to comply with section 162m of the U.S. Internal Revenue Code and thus provide a tax effective mechanism for incentive compensation to NEOs. Currently this plan does not provide a benefit to the Company because most of the NEO compensation is non-U.S. compensation.

Annual cash incentive awards under the Argonaut Group, Inc. Annual Incentive Compensation Plan that has been used by the Company for a number of years are determined by the extent to which agreed upon financial and individual performance goals for the preceding year are achieved by the Company and by the NEO. At the beginning of the year, the Human Resources Committee establishes financial and individual performance goals and target incentive opportunities that are expressed as a percentage of base salary. The Company and the individual goals as well as the target opportunities are then communicated to the NEOs. At the end of the year, the Committee evaluates the overall performance of the Company and the contributions of the NEOs to that performance, as well as the extent to which each NEO achieved his or her individual performance goals in order to determine the appropriate award. The Committee considers the performance measures collectively for each of the NEOs rather than applying a formula or weighting to any one or more measures.

Because insurance is a cyclical business, we believe it is important that financial goals be both challenging and realistic based upon the state of the underwriting and financial markets. A financial goal which might be appropriate when pricing in the market is strong might be an irresponsible goal in a soft market as it could encourage the wrong behavior. Thus financial incentive performance goals are developed as part of the Company’s planning process and then reviewed and approved by the Human Resources Committee. Similarly when evaluating performance at the end of the year, the Human Resources Committee considers the state of the insurance market, the state of the investment market and any unusual catastrophes that might impact the goals originally set.

The Company believes that disciplined underwriting and expense management are keys to its success as they result in underwriting income, the ultimate operational goal of an insurance company. Thus one of the metrics the Committee considers is the combined ratio generated by the operations. This metric which incorporates both the loss ratio and the expense ratio, is an effective way to measure both disciplined underwriting and expense management.

Because the Company views book value per share as the most comprehensive assessment of our ability to create shareholder value, when evaluating NEO performance the Human Resources Committee pays special attention to those factors which contribute to this metric. Such factors include the components of income, capital management and investment portfolio structure, all of which play key roles in the creation of book value and all of which are influenced by the behavior of one or more of the NEOs.

Long-Term Incentive Plan

In addition to the cash awards granted under the Annual Incentive Compensation Plan, employees and non-employee directors, including the NEOs, may also receive equity grants under the Long-Term Incentive Plan. Grants may be in the form of restricted stock, restricted stock units, stock options or stock appreciation rights (“SARs”). Awards will generally vest over a four year period beginning on the initial grant date.

These grants will generally be conditioned upon the achievement of individual performance goals during the year in which the grant is made. An employee is notified of both the grant and the performance goal for the year at the time the contingent grant is made. NEOs may be given multiple performance goals. The Human Resources Committee reviews the performance of the NEOs for the year. If the Human Resources Committee determines that an NEO has achieved his or her goal[s], the award will continue to vest. In the case of an NEO with multiple performance goals, if the Human Resources Committee decides that one or more of the performance goals was met, the NEO’s award or a portion of the award will be allowed to continue to vest. Awards under this program are made at the closing stock price on the date of the grant in accordance with our grant practice.

The Human Resources Committee may also grant special equity awards to employees, including NEOs, upon hiring, to recognize an exceptional achievement or to establish an incentive for a specific performance goal. The awards may take a number of forms but generally restricted stock, stock options and both cash settled and stock vested SARs will be granted. Such grants may or may not include performance triggers.

Perquisites

Argo Group may provide NEOs with limited perquisites as part of its compensation program. Perquisites provided to one or more such NEO during 2010 included financial planning assistance, coverage under a group umbrella casualty insurance policy, coverage under a life or disability insurance policy and reimbursement for travel from home to a work location.

In addition, Argo Group may provide NEOs who are headquartered outside the United States with perquisites that are consistent with those provided to executive officers holding comparable positions in other insurance and reinsurance companies operating in the global marketplace. These perquisites may include housing allowance, home leave travel allowance, education allowance, and car allowance. The Company also provides a tax gross-up on the housing and travel expense perquisites to the two employees who were asked to relocate to Bermuda in 2007 after the merger with PXRE in order to reduce the related negative tax consequences of such allowances. The goal of the gross-up is to insure that a senior manager’s after-tax income would not be substantially less than that of his or her U.S. counterpart as a result of being compensated for the higher housing and travel costs associated with a relocation to Bermuda. The gross-up procedure is only applicable to excess housing and travel cost reimbursements. The Company chose to gross up those benefits rather than to increase the perquisites in order to provide better transparency.

Occasionally, non-employees, including family members of an executive, may accompany the executive who is traveling on Argo Group business on a plane which is part of Argo Group’s aircraft program. Unless there is an additional cost associated with this travel there is no incremental cost to the Company associated with this travel and, thus, no cost allocated to the employee. If an employee, including a NEO, uses time in Argo Group’s aircraft program for personal purposes, the Company’s practice is to require the employee to reimburse Argo Group for the incremental cost of the trip.

Stock Ownership Guidelines

The Company requires non-employee directors and a designated group of the Company’s senior executives including the NEOs to adhere to its stock ownership guidelines. These guidelines are an integral part of the Company’s executive and director compensation program as they align the economic interests of the Company’s executives and directors with those of its shareholders. The stock guidelines are an incentive to encourage behavior which will foster long-term, sustainable value creation because the value of the stock being held by the participants is dependent upon the long term performance of the Company. This balances the short-term incentives provided by the Annual Incentive Plan with longer term incentives.

Pursuant to the guidelines, each non-employee director is required to hold equity in the Company with a value equal to or greater than $150,000. An executive subject to the ownership guidelines must hold equity with a value equal to or greater than the participant’s base salary multiplied by a factor that ranges from 5.0 to .25 depending upon the position he or she holds. A director has four years and an executive has five years to meet the guidelines from the date that the guidelines first apply to him or her.

For purposes of the stock ownership guidelines, equity includes: (1) shares of common stock beneficially owned by or on behalf of an individual or an immediate family member residing in the same household, including stock held in trusts or IRS approved plans; (2) vested or unvested shares of restricted common stock; (3) the net value, expressed in shares of common stock, of any vested stock options; and (4) the net value, expressed in shares of common stock, of any other vested award that is linked to the price of the Company’s common stock and granted pursuant to one of the Company’s qualified or non-qualified compensation or stock incentive plans.

Compliance is tested annually as of the first business day of the second quarter. For this purpose, the value of each common share is equal to the greater of the market value or the book value per common share of the Company’s stock on the test date.

A more detailed summary of the Company’s stock ownership guidelines can be found on the Company’s web site at www.argolimited.com. The reference to the Company’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

Employment Agreements

Argo Group enters into employment agreements with certain employees stationed outside of the United States where it is advantageous to clarify terms of employment in relation to local employment law statutes.

In addition, because the Company recognizes that it is in an industry which competes aggressively for talented individuals, the Company may enter into employment agreements with select executives, including our current NEOs, to reduce the risk that they will leave the organization without good reason. Such agreements include provisions that are both beneficial and punitive to the employee and the Company.

Tax Considerations

Limitation on Tax Deductibility of U.S. Compensation for Federal Tax Purposes

Section 162(m) of the Internal Revenue Code (the “Code”) generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Chief Executive Officer or any of the four other most highly compensated officers. Performance-based compensation arrangements may qualify for an exemption from the deduction limitation if they satisfy requirements under Section 162(m). This rule has limited effect on us because Argo Group is headquartered in Bermuda. Section 162(m) only applies to expenses which are deductible in the United States and are not considered to be “performance-based”.

Compensation awarded under the Annual Incentive Plan and the Long-Term Incentive Plan is intended to qualify as 162(m) compensation. While the Human Resources Committee considers the impact of Section 162(m) when developing and implementing Argo Group’s executive compensation programs, the Human Resources Committee believes that it is important to preserve flexibility in designing compensation programs. Accordingly, the Human Resources Committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m).

2010 Compensation Decisions

New Employment Agreements

The Company had employment agreements with Mr. Watson and with Mr. Bullock that were scheduled to expire in 2011. Because the Company recognizes it is in an industry that competes aggressively for talented individuals, the Company decided to enter into new agreements with both Mr. Watson and Mr. Bullock to enhance the Company’s ability to retain them. The Company has been executing on a multi-year strategy to expand into an international specialty underwriter. This strategy involves diversification both geographically and by line of business and provides the Company with the flexibility to take advantage of opportunities as they arise around the world. The Company believes that this strategy provides a stable platform for long-term growth in shareholder value. Mr. Watson and Mr. Bullock have been instrumental in crafting and executing the expansion and the Company believes it is important to maintain their leadership as the Company continues to pursue this strategy. The Company also believes that Mr. Watson and Mr. Bullock demonstrated their commitment to Argo Group through their purchases of stock during 2010.

The new employment agreements contain provisions that are materially more favorable to the Company than provisions in the previous agreements including: (a) the change-of-control payout multiple was reduced from 5 times salary to 2.99 times salary; (b) the gross-up provision was removed; and (c) the period post termination to receive continuation of benefits was reduced from 3 years to 18 months. In addition, the new agreements contain provisions that are designed to encourage the individuals to remain with the Company over the life of the agreements. As an incentive for Mr. Watson and Mr. Bullock to enter into these agreements the Company decided to provide them with retention grants. Mr. Watson was awarded $3,000,000 and Mr. Bullock received $1,500,000. The employment arrangements include transfer restrictions on stock owned by Mr. Watson through March 14, 2014 and the right to recover a portion of the retention grant paid to Mr. Bullock if his employment is voluntarily terminated prior to March 15, 2014. The Company believes that the structure of both the agreements and the retention grants are beneficial to the economic and operational stability of the organization as it continues its expansion.

Mark E. Watson III

On August 10, 2010 Argo Group and Mr. Watson entered into an employment arrangement with the following key provisions:

•	Employment period is effective from August 10, 2010 until March 15, 2014,

•	Base salary remains at $1,000,000,

•	A retention bonus was paid in the amount of $3,000,000.

Jay S. Bullock

On November 9, 2010, Argo Group and Mr. Bullock entered into an employment arrangement with the following key provisions:

•	Employment period is effective from November 10, 2010, until March 15, 2014,

•	Base salary remains at $500,000,

•	A retention bonus was paid in the amount of $1,500,000.

Both employment agreements are available in the Company’s public filings.

Base Salary

As part of the 2010 compensation review process, the Human Resources Committee of the Company’s Board of Directors reviewed the salaries of the NEOs and increased Jay Bullock’s base salary to $500,000 from $450,000. This $50,000 increase was effective in April 2010. This increase positions Mr. Bullock appropriately relative to his peers and reflects his responsibilities as we continue to grow as an international specialty underwriter. All other NEOs base salaries remained unchanged.

Annual Incentive Awards

The Human Resources Committee determined the cash incentive awards based on its analysis of the Company’s and each individual NEO’s performance during the year. Financial metrics considered in 2010 included growth in book value per share, return on equity, income before tax and the combined ratio achieved by the Company. The individual performance metrics included among other things the execution of the Company’s capital management program, development of expense management initiatives and growth initiatives including the continued expansion of the Company’s global platform. After considering these metrics collectively for each of the NEOs, the Committee determined that Mr. Watson should receive an award of $495,000 (49.5 % of target), Mr. Bullock should receive an award of $310,000 (49.6% of target), and Ms. Bufkin should receive an award of $235,000 (89.5% of target).

Perquisites

As discussed on page 20, the Company provides a limited number of perquisites to some of its employees including its NEOs. In 2010, Argo Group agreed to provide Mark Watson with a family international medical plan and a monthly education allowance of $4,000 for his children.

Equity Awards

As part of Argo’s annual Long-Term Incentive award process, on March 1, 2010, Mr. Watson, Mr. Bullock, Ms. Bufkin, and Mr. Enoizi were awarded long-term equity grants which vest ratably over a four year period contingent upon successful completion of their defined performance triggers. The following includes grant information, performance goals and achievement percentages for each of the three NEOs participating in the plan:

In 2010 Mr. Watson received a grant of 102,040 stock appreciation rights which will be settled in stock and 40,820 restricted shares subject to the achievement of the following performance goals:

(1)	Complete US leadership organization and launch of new US business initiatives.

(2)	Develop strategic 5 year plan.

(3)	Complete talent assessment of existing leadership and take an active role in personal development plans.

(4)	Expand Argo brand internationally.

(5)	Improve ROE relative to competitors.

The Human Resources Committee determined that Mr. Watson achieved 85% of his goals and 85% of the performance based grant made to him in 2010 will be allowed to continue to vest.

In 2010 Mr. Bullock received a grant of 61,220 stock appreciation rights which will be settled in stock subject to achievement of the following performance goals:

(1)	Optimize capital structure of Argo and its underwriting subsidiaries.

(2)	Improve external ratings levels and expand agency relationships.

(3)	Lead effort towards efficiency in the areas of operations and systems expenditures

(4)	Assess and maintain acceptable talent level for direct reports and their direct reports.

(5)	Coach and develop direct reports.

(6)	Improve return on equity relative to competitors.

The Human Resources Committee determined that Mr. Bullock achieved 79% of his performance target and 79% of the performance based grant made to him in 2010 will be allowed to continue to vest.

In 2010 Ms. Bufkin received a grant of 28,580 stock appreciation rights which will be settled in stock subject to achievement of the following performance goals:

(1)	Restructure US property reinsurance programs to achieve specific goals.

(2)	Improve financial efficiency of reinsurance intermediary relationships.

(3)	Participate on leadership team for Middle East regional expansion.

The Human Resources Committee determined that Ms. Bufkin achieved 92% of her goals and 92% of the performance based grant made to him in 2010 will be allowed to continue to vest.

In 2010 Mr. Enoizi received a grant of 15,000 stock appreciation rights which will be settled in cash and 15,000 stock appreciation rights which will be settled in stock subject to achievement of the following performance goals:

(1)	Achieve financial operating targets relative to reinsurance.

(2)	Improve capital efficiency of the underwriting syndicate at Lloyds.

(3)	Retain key staff through period of organizational change and lead recruitment of certain key positions.

(4)	Coach and develop direct reports.

The Human Resources Committee determined that Mr. Enoizi achieved 40% of his goals and 40% of the performance based grant made to him in 2010 will be allowed to continue to vest.

Principal Executive Officer Compensation

During 2010, Mr. Watson’s compensation was awarded under the same policies that were used to determine the compensation for the other NEOs. Mr. Watson participated in and will receive awards from the Annual Incentive Plan based on the Company’s and his individual performance and from the Long-Term Incentive Plan based on achievement of individual performance goals. Mr. Watson’s awards recognize the Human Resources Committee’s satisfaction with his leadership as Argo Group continues its development as an international specialty underwriter. Mr. Watson was paid 49.5% of his target amount under the Annual Incentive Award plan compared with 89.5% or less earned by the other NEOs. The Human Resources Committee determined that Mr. Watson achieved 85 % of his Long-Term Incentive Plan performance goal compared with the 79 % achieved by Mr. Bullock, 92 % achieved by Ms. Bufkin, and 40 % achieved by Mr. Enoizi. 85% of Mr. Watson’s grant will be allowed to vest compared with 90% in 2009.

Interaction of the Elements in the Compensation Programs

As discussed above, Argo Group offers three main types of compensation: base salary, Annual Incentive Plan awards, and Annual Long-Term Incentive awards. The Human Resources Committee reviews both the individual awards and the aggregate impact of all awards made to an NEO during a given year.

Because the Human Resources Committee wants to retain its NEOs and is aware that they have other employment opportunities, its compensation decisions are based upon current performance consistent with what a competitor would pay the NEO, without the imposition of artificial limits on compensation based upon wealth accumulated as compensation for prior year achievements.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee has reviewed and discussed the Compensation Discussion and Analysis which begins on page 14 with management. Based on their review and discussions, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the registrant’s annual report on Form 10-K and proxy statement.

HUMAN RESOURCES COMMITTEE

John R. Power, Jr., Chairman

F. Sedgwick Browne

H. Berry Cash

Hector De Leon

Gary V. Woods

EXECUTIVE COMPENSATION

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name & Principal Position (1)	Year	Salary ($)(2)	Bonus ($) (1)	Stock Awards ($) (4)	Option Awards ($) (4)	Non-Equity Incentive Plan Comp ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)
Mark Watson, PEO Argo Group	2010	$1,000,000	$3,000,000	$1,143,368	$745,912	$495,000	$19,150	$792,255	$7,195,685
	2009	$1,038,462	$0	$631,912	$919,581	$942,000	$20,548	$817,709	$4,370,212
	2008	$1,000,000	$0	$693,150	$691,944	$750,000	($731)	$691,881	$3,826,244
Jay Bullock, PFO Argo Group	2010	$488,462	$1,500,000	$0	$447,518	$310,000	$0	$34,143	$2,780,123
	2009	$467,308	$0	$0	$372,432	$529,875	$0	$37,797	$1,407,412
	2008	$285,577	$0	$382,600	$525,189	$390,000	$0	$19,394	$1,602,760
Barbara Bufkin, SVP Argo Group	2010	$372,212	$0	$0	$208,920	$235,000	$1,512	$342,143	$1,159,787
	2009	$363,462	$41,475	$0	$193,112	$247,275	$1,735	$297,371	$1,144,430
	2008	$350,000	$0	$50,168	$145,311	$131,250	$72	$289,542	$966,343
Julian Enoizi, CEO Argo Intl (3)	2010	$480,500	$0	$0	$219,300	$0		$78,560	$778,360
	2009	$293,333	470,415	$143,450	$315,350	$0	$0	$104,135	$1,326,683

1.	During 2010, the Company entered into employment agreements with Mr, Watson and Mr. Bullock. In conjunction with signing their employment agreements, Mr. Watson and Mr. Bullock received retention payments of $3,000,000 and $1,500,000 respectively. This is more fully discussed in the 2010 Compensation Decision section that begins on page 21.
2.	Cash compensation earned by the NEOs, includes amounts deferred under the Company’s 401(k) Plan and the Company’s Supplemental Executive Retirement Plan. Ms. Bufkin’s salary also includes $22,212 in lieu of compensation for paid time off.
3.	Mr. Enoizi is paid in British Pounds. His salary was translated into U.S. dollars for purposes of the foregoing table using the December 31, 2010 exchange rate of 1.55 US$/GBP.
4.	Grant date fair market value.

The following table contrasts the amortized amount the company expensed for each NEO in 2010 with the fair market value on the grant date of grants made to the NEO during 2010 which is reported in the Summary Compensation Table.

Name	Equity Grants		Option Grants
	Total 123R Expense for 2010	Fair Market Value of 2010 Grants on Grant Date	Total 123R Expense for 2010	Fair Market Value of 2010 Grants on Grant Date
Mark Watson	$424,906	$1,143,368	$651,934	$745,912
Jay Bullock	$83,118		$398,510	$447,518
Barbara Bufkin	$18,931		$178,956	$208,920
Julian Enoizi	$27,226		$157,999	$219,300

The Fair Market Value on the Grant Date is also the Maximum Possible Value on the Grant Date. No adjustments for non-completion of performance goals were made.

5.	Non-equity incentive plan compensation includes annual incentive plan cash grants. Please refer to the Annual Incentive Awards discussion beginning on page 22 for a discussion of the decisions made related to this plan and to the Grants of Plan-Based Awards discussion on page 26 for information about the actual grants.
6.	The change in the present value of the pension plan which occurred during 2010. The Pension Benefits table on page 28 presents additional information about both the calculation of the change in value and the plan itself.
7.	All other compensation includes:

Name	401(k) and Retirement Contributions		Imputed Value of Company Provided Insurance Coverage (a)	Supplemental Executive Retirement Plan Benefit	Gross Up on Housing, Home Travel & Education (b)	Perquisites (c)	Total
Mark Watson	$14,700		$42,167	$45,300	$212,367	$477,721	$792,255
Jay Bullock	$14,700		$4,835	$14,608	$0	$0	$34,143
Barbara Bufkin	$14,373		$5,507	$6,627	$105,400	$210,236	$342,143
Julian Enoizi	$74,478	(d)	$4,082	$0	$0	$0	$78,560

a)	Imputed value of Company Paid Insurance Coverage includes the following coverage offered by the Company to one or more employee: Term Life Insurance Coverage which is offered to all employees, Umbrella Insurance Coverage offered to senior executives and a Company Paid Life Insurance Policy for Mark Watson.
b)	The gross-up is calculated assuming a tax rate of 35%. First the $75,600 tax-exempt portion of expatriate expense reimbursement is subtracted from the perquisite and the result is divided by 65% to arrive at a pre-tax value. The tax on this amount (and therefore the gross-up) is then calculated by multiplying the pre-tax value by 35%.
c)	2010 perquisites for Named Executive Officers whose aggregate perquisite amount exceeded $10,000 during 2010. Perquisites for Jay Bullock and Julian Enoizi were less than $10,000. The following table provides detail for Mark Watson and Barbara Bufkin whose perquisites were over $25,000. All of the reported perquisites were direct, separately identifiable costs that did not require measurement of any incremental portion since the entirety of those costs was attributed to the compensation of the applicable NEO.

Name	Financial Planning	Physical Reimbursement	Housing Allowance	Home Leave Travel Allowance	Education Allowance	Cost of Living Allowance	Total Perquisites
Mark Watson	$7,725		$410,000	$39,996	$20,000		$477,721
Barbara Bufkin (1)	$6,798	$438	$168,000	$10,000		$25,000	$210,236

1)	Ms. Bufkin is provided with a cost of living allowance of $25,000 per year for expenses she is incurring when she is away from her home base.

d)	Includes payments made into Mr. Enoizi’s personal retirement account equal to 15% of base salary plus a 10% match on an additional 5% of salary Mr. Enoizi has chosen to defer. The personal retirement account is maintained by an unrelated third party and the Company has no further obligation beyond making the contributions. All perquisites are paid in cash.

Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
(a)	(b)	(d)	(e)	(i)		(j)		(k)	(l)
Name	Grant Date	Target ($)(1)	Maximum($)	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Stock Options: Number of Shares Underlying Options (#)		Exercise or Base Price of Option Awards ($ - Share)	Grant Date Fair Value of Stock and Option Awards
Mark Watson		$1,000,000	$2,000,000
	3/1/2010			40,820	(2)			$28.01	$1,143,368
	3/1/2010					102,040	(2)	$28.01	$745,912
Jay Bullock		$625,000	$1,250,000
	3/1/2010					61,220	(2)	$28.01	$447,518
Barbara Bufkin		$262,500	$525,000
	3/1/2010					28,580	(2)	$28.01	$208,920
Julian Enoizi		$480,500	$961,000
	3/1/2010					15,000	(2)	$28.01	$109,650
	3/1/2010					15,000	(2)	$28.01	$109,650

1)	The 2010 incentive awards are discussed in the 2010 Compensation Decision section that begins on page 21. The following awards were paid in 2011 for 2010 performance: Mark Watson, Jay Bullock and Barbara Bufkin.
2)	Long term incentive grants are conditioned on the achievement of specific individual performance goals during 2010. Generally, if the performance goals are achieved, the grant vests in 4 equal installments beginning on the first anniversary of the date of grant. Awards were granted as Stock Appreciation Rights settled in stock, except Mr. Enoizi who received an equal number of cash settled and stock settled SARs. In addition to the SAR award, Mr. Watson received a restricted stock award.

Outstanding Equity Awards at Fiscal Year End

Name	Option Awards					Stock Awards
	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Mark Watson	9,084			$56.09	02/02/2011
	64,840			$34.33	03/12/2012
	64,840			$35.35	08/06/2013
	12,968			$20.05	08/05/2014
	30,510	30,508	(a)	$35.23	03/25/2015
	7,579	22,737	(b)	$28.14	03/13/2016
	17,685	53,052	(b)	$28.14	03/13/2016
		102,040	(f)	$28.01	03/01/2017
	9,077			$53.98	04/21/2013	15,157	(b)	$567,630
						40,820	(f)	$1,528,709
Jay Bullock	22,500	22,500	(c)	$38.26	05/13/2015	5,000	(c)	$187,250
	709	708	(d)	$38.97	06/04/2015
	3,070	9,208	(b)	$28.14	03/13/2016
	7,163	21,486	(b)	$28.14	03/13/2016
		61,220	(f)	$28.01	03/01/2017
Barbara Bufkin	12,968			$34.33	03/12/2012
	2,593			$53.98	04/21/2013
	12,968			$27.11	09/03/2013
	628			$36.43	09/03/2013
	12,968			$18.57	05/14/2014
	4,806	4,804	(a)	$35.23	03/25/2015	534	(a)	$19,998
	1,769	5,305	(b)	$28.14	03/13/2016
	4,127	12,378	(b)	$28.14	03/13/2016
		28,580		$28.01	03/01/2017
Julian Enoizi	7,000	28,000	(e)	$28.69	06/01/2016	4,000	(e)	$149,800
		15,000	(f)	$28.01	03/01/2017
		15,000	(f)	$28.01	03/01/2017

	# Years in Vesting Period	Grant Date	Date grant will be fully vested
(a)	4	03/25/2008	03/25/2012
(b)	4	03/13/2009	03/13/2013
(c)	4	05/13/2008	05/13/2012
(d)	4	06/04/2008	05/13/2012
(e)	5	06/01/2009	06/01/2014
(f)	4	03/01/2010	03/01/2014

(1)	The stock price used to calculate the value of equity awards was $37.45, the price at which the Company’s common stock closed on December 31, 2010, the last trading date of 2010.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value realized on Vesting ($)
Mark Watson	15,500	$1,425,228
Jay Bullock			1,498	$79,400
Barbara Bufkin		$479,969	177	$8,477
Julian Enoizi			590	$29,370

Pension Benefits

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit as of 12/31/2009 ($) (a)	Present Value of Accumulated Benefit as of 12/31/2010 ($) (b)
Mark Watson	Argo Group US Retirement Plan	3.42	$35,208	$42,618
	Argo Group US Pension Equalization Plan	3.42	$55,776	$67,516
Barbara Bufkin	Argo Group US Retirement Plan	0.42	$7,062	$8,177
	Argo Group US Pension Equalization Plan	0.42	$2,516	$2,913

In November, 2003, the Company amended both the Argonaut Group, Inc. Retirement Plan (the “Pension Plan”), a defined benefit plan, and the Argonaut Group, Inc. Pension Equalization Plan (the “Pension Equalization Plan”), a plan which provided retirement benefits which would have been payable under the Pension Plan but for the limits imposed by the Code, to freeze benefits as of February 29, 2004. No additional benefits have been accrued since that date.

(a)	The changes in the values of the accumulated benefits for Mr. Watson, and Ms. Bufkin during 2010 were due solely to the change in the present value of the vested benefit that existed at February 29, 2004.
(b)	Please refer to footnote 12 of the 2010 Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2010 which provides details regarding valuation method and material assumptions for the plans.

Nonqualified Deferred Compensation

(a)	(b)	(b)	(d)	(f)
Name	Executive Contributions in last fiscal year ($)	Registrant Contributions in last fiscal year ($)	Aggregate Earnings in last fiscal year ($)	Aggregate Balance at last fiscal year end ($)
Mark Watson	$33,500.08	$45,300.01	$84,585.88	$580,936.97
Jay Bullock	$7,923.14	$14,607.82	$11,436.14	$88,393.10
Barbara Bufkin	$1,785.77	$6,627.04	$592.16	$50,958.97

Under the Argo Group US 401(k) Plan, a defined contribution plan, the contribution made by the Company on behalf of an employee is equal to the sum of:

a.	100% of the first 5% of eligible pay that the employee contributes to the plan; and

b.	2% of the employee’s eligible pay.

During 2010, the Internal Revenue Code limited the maximum amount of compensation used to calculate benefits under a defined contribution plan to $245,000 and the maximum dollar amount of the 401(k) contribution that could be made to $16,500 plus an additional $5,500 for employees over the age of 50. The Argo Group US Supplemental Executive Retirement Plan (“SERP”) provides retirement benefits to its employees which would be payable under the Argo Group US 401(k) Plan but for the limits imposed by the

Internal Revenue Code. The investment return on an individual’s SERP amount balance is calculated as though the funds in the account were invested in substantially the same funds the individual designates for the investment of his or her account balance under the Company’s 401(k) Plan.

During 2010, the Company credited contributions to the account maintained for each NEO for the following.

a.	The difference between the Company matching contribution which would have been made to the individual’s account under the Company’s 401(k) Plan based upon the individual’s 401(k) election had his or her contributions under that plan not been limited by reason of the Code and the amount that was actually credited to the individual’s account under the Company’s 401(k) Plan;

b.	A supplemental Company contribution equal to 1% of the excess of the NEO’s eligible compensation for the 2010 fiscal year less the maximum amount of compensation permitted to be taken into account under the Code ($245,000 for the 2010 fiscal year); and

c.	Investment income calculated as though the funds in the account were invested in substantially the same funds that the individual designates for the investment of his or her account balance under the Company’s 401(k) Plan.

In addition, executives under the age of 50 who elect to contribute more than the $16,500 allowed under the Code and executives 50 years old or older who elect to contribute more than the $22,000 allowed under the Code can contribute 5% of the pay earned after the limit is reached to the SERP.

Potential Payments Upon Termination or Change in Control

The Company maintains a number of plans and agreements which would govern the amount a NEO would receive if he or she resigned or was terminated or if a change in control occurred. Should either a termination or change of control event occur, the amounts received by recipients will depend upon the facts applicable to the date of the transaction or event. The following calculations are for illustration purposes only and are based on the following assumptions:

i.	The trigger event occurred on December 31, 2010;

ii.	All payments were made on that date; and

iii.	The stock price used to calculate the value of equity awards was $37.45, the price at which the Company’s common stock closed on December 31, 2010, the last trading date of 2010.

Employment Agreement with Mark E. Watson III

The following describes the circumstances and the related payments that might be triggered under the terms of Mr. Watson’s Employment Agreement using the assumptions set forth above:

1)	Termination By the Company With Cause

If the Company terminates Mr. Watson with “Cause” (as defined in the Agreement), he will receive his Base Salary accrued through the date of termination plus any bonus that has been allocated or awarded for any measuring period that ends prior to the date of termination that has not yet been paid and he will not be entitled to any other benefits except as required by law.

2)	Termination Without Cause or Voluntary Resignation for Good Reason

If Mr. Watson is terminated by the Company without “Cause” or if he resigns for “Good Reason” (as each term is defined in the Agreement), he will receive his Base Salary and benefits accrued and any bonus Fully Earned (as defined in the Agreement) through the date of termination. In addition, he will receive an amount equal to 2.99 times his Base Salary on the first day of the month after the 60th day following the termination and all unvested equity grants previously awarded to Mr. Watson will remain in full force and effect as if no termination had occurred. Finally, he will be eligible for continuation of medical and health benefits on the same terms and conditions as they are made available to active employees of the Company until he obtains reasonably equivalent employment or for 18 months from the date of his termination, whichever occurs earlier.

Under the terms of the Agreement using the assumptions above, if Mr. Watson was terminated without Cause or had resigned for Good Reason on December 31, 2010, in addition to amounts earned before his termination, he would have received: (a) a payment of $2,990,000 six months after the termination took place; (b) and all unvested equity grants previously awarded to Mr. Watson would have remained in full force and effect as if no termination had occurred; and (c) medical coverage which, if he received it for the entire 18 month period, would be valued at $41,595 based on the rates in effect for the medical coverage at December 31, 2010. The value of his unvested stock appreciation rights and stock options, calculated as the difference between the Company’s common stock price at the close of market on December 31, 2010 and the exercise price, was $1,736,581. The value of his unvested cash settled performance units was $567,629.65 based on the Company’s common stock price at the close of market on December 31, 2010. The value of his unvested restricted stock was $1,528,709 based on the Company’s common stock price at the close of market on December 31, 2010. The value of his vested stock options and stock appreciation rights, calculated as the difference between the Company’s common stock price at the close of market on December 31, 2010, and the exercise price, was $867,048.

3)	Death or Disability

In the event of Mr. Watson’s death, his estate shall be entitled to receive the amount of his Base Salary accrued through the date of his death plus any bonus that is Fully Earned. In addition, his surviving spouse would be entitled to purchase medical and health benefits on the same terms and conditions as they are made available to active employees of the Company for a period of 18 months. The value of this benefit calculated using the rates in effect for the medical coverage Mr. Watson had selected on December 31, 2010 assuming that his spouse purchased the coverage for 18 months was $34,821.

In case of disability, Mr. Watson would be entitled to receive the amount of his Base Salary accrued through the date of disability plus any bonus that is Fully Earned. In addition, he would be entitled to purchase medical and health benefits on the same terms and conditions as if he were an active employee of the Company for a period of 18 months. The value of this benefit calculated using the rates in effect for the medical coverage Mr. Watson had selected on December  31, 2010 assuming that he purchased the coverage for 18 months was $41,595.

Employment Agreement with Jay S. Bullock

The following describes the circumstances and the related payments that might be triggered under the terms of Mr. Bullock’s Employment Agreement using the assumptions set forth above:

1)	Termination By the Company With Cause

If the Company terminates Mr. Bullock with “Cause” (as defined in the Agreement), he shall receive his Base Salary accrued through the date of termination plus any bonus that has been allocated or awarded for any measuring period that ends prior to the date of termination that has not yet been paid and he shall not be entitled to any other benefits except as required by law.

2)	Termination Without Cause or Voluntary Resignation for Good Reason

If Mr. Bullock is terminated by the Company without “Cause” or if he resigns for “Good Reason” (as each term is defined in the Agreement), he will receive his Base Salary and benefits accrued and any bonus Fully Earned (as defined in the Agreement) through the date of termination. In addition, he will receive an amount equal to one times his Base Salary on the six month anniversary of the date of such termination. If the termination occurs in connection with a “Change of Control” (as defined in the Agreement), he will receive two times his Base Salary payable on the six month anniversary of the date of such termination. In either case, all unvested equity grants previously awarded to Mr. Bullock will remain in full force and effect as if no termination had occurred. Finally, he will be eligible for continuation of medical and health benefits on the same terms and conditions as they are made available to active employees of the Company until he obtains reasonably equivalent employment or for 18 months from the date of his termination, whichever occurs earlier.

Under the terms of the Agreement using the assumptions described above, if Mr. Bullock was terminated without Cause or had resigned for Good Reason on December 31, 2010, in addition to the amounts earned before his termination, he would have received: (a) $500,000 on the six month anniversary of his termination (or $1,000,000 if the termination occurred in connection with a Change of Control) on the first day of the month after the 60th day following the termination; (b) and all unvested equity grants previously awarded to Mr. Bullock would have remained in full force and effect as if no termination had occurred; and (c) medical coverage which, if he received it for the entire 18 month period, would be valued at $21,095 based on the rates in effect for the medical coverage at December 31, 2010. The value of his unvested stock appreciation rights and stock options, calculated as the difference between the Company’s common stock price at the close of market on December 31, 2010, and the exercise price was $863,678. The value of his unvested restricted stock was $187,250 based on the Company’s common stock price at the close of market on December 31, 2010. The value of his vested stock options and stock appreciation rights calculated as the difference between the Company’s common stock price at the close of market on December 31, 2010 and the option exercise price was $95,269.

3)	Death or Disability

In the event of Mr. Bullock’s death, his estate shall be entitled to receive the amount of his Base Salary accrued through the date of his death plus any bonus that is Fully Earned. In addition, his surviving spouse would be entitled to purchase medical and health benefits on the same terms and conditions as they are made available to active employees of the Company for a period of 18 months. The value of this benefit calculated using the rates in effect for the medical coverage Mr. Bullock had selected on December 31, 2010 assuming that his spouse purchased the coverage for 18 months was $14,321.

In case of disability, Mr. Bullock would be entitled to receive the amount of his Base Salary accrued through the date of disability plus any bonus that is Fully Earned. In addition, he would be entitled to purchase medical and health benefits on the same terms and conditions as if he were an active employee of the Company for a period of 18 months. The value of this benefit calculated using the rates in effect for the medical coverage Mr. Bullock had selected on December  31, 2010 assuming that he purchased the coverage for 18 months was $21,095.

Employment Agreement with Julian Enoizi

On January 13, 2011, the Company announced that Mr. Enoizi would leave the Company effective as of March 4, 2011. The Company paid Mr. Enoizi £100,100 as compensation for the termination of his employment and Mr. Enoizi agreed to release any and all claims (whether present or future) against the Company and its subsidiaries arising out of his employment or its termination.

Barbara C. Bufkin Stock Option and Restricted Stock Grants

The Company’s long-term incentive agreements for NEOs provide for accelerated vesting upon the occurrence of a “Change of Control” as defined in the agreements. The net value of Ms. Bufkin’s unvested stock options on December 31, 2010 was $10,664.88, calculated as the difference between the Company’s common stock price at the close of market on December 31, 2010 and the option exercise price. The value of her unvested stock appreciation rights on December 31, 2010, was $434,423.93 calculated as the difference between the Company’s common stock price at the close of market on December 31, 2010 and the option exercise price. The value of her unvested restricted stock on December 31, 2010 was $19,998 based on the Company’s common stock price at the close of market on December 31, 2010.

PROPOSAL 3

ADVISORY VOTE ON FREQUENCY OF SAY-ON-PAY VOTES

As discussed in Proposal 2 above, the Company’s shareholders are being given the opportunity to vote, on an advisory, non-binding basis, on the compensation of the Company’s NEOs for the prior year as reported in the CD&A and accompanying tables and disclosures included in this proxy. This is commonly referred to as the “Say-on-Pay” proposal. The Dodd-Frank Act also requires that companies offer their shareholders, on an advisory, non-binding basis, the opportunity to express their preferences on how frequently they would like to vote on the Say-on-Pay proposal. Shareholders have the option to select an annual, biennial or triennial basis or to abstain.

Accordingly, you will find four boxes on the proxy card related to this proxy statement. You may indicate whether you prefer that the Company solicit a shareholder vote on Named Executive Officer compensation every one, two or three years or you may indicate that you would like to abstain. The frequency option that receives the highest number of votes cast by shareholders (one year, two years or three years) will be considered the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory in nature the Company may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

Because the Company reviews compensation annually, we believe that offering our shareholders an opportunity to vote on NEO compensation annually is appropriate.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO HOLD THE SAY-ON-PAY VOTE ANNUALLY. IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF THE PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR AN ANNUAL VOTE ON SAY-ON-PAY.

PROPOSAL 4

APPOINTMENT OF INDEPENDENT AUDITORS

On the recommendation of the Board’s Audit Committee, the Board recommends that the firm of Ernst & Young (“E&Y”) be appointed as our independent auditors for the fiscal year ending December 31, 2011. This recommendation is being presented to the shareholders for their approval at the Annual General Meeting. A representative of E&Y is expected to attend the Annual General

Meeting, with the opportunity to make a statement if he or she so desires and to respond to questions. Shareholders at the Annual General Meeting will also be asked to vote to refer the determination of the auditors’ remuneration to the Audit Committee of the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO RATIFY THE APPOINTMENT OF ERNST AND YOUNG AS OUR INDEPENDENT AUDITOR AND TO REFER DETERMINATION OF THE AUDITORS’ REMUNERATION TO THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS. UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF THE PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR THE APPROVAL OF SUCH PROPOSAL.

Relationship with Independent Auditors

Fees paid to the Independent Auditors by Argo Group in 2009 and 2010

The fees incurred in 2009 and 2010 for services provided by E&Y to Argo Group were as follows:

Category	2009	2010
Audit Fees (1)	$2,707,183	$2,626,968
Audit-Related Fees (2)	40,000	45,800
Tax Fees (3)	464,834	685,967
Other Fees (4)	120,093	105,301

TOTAL	$3,332,110	$3,464,036

(1)	“Audit Fees” include the aggregate fees incurred for professional services rendered by E&Y for the review of Argo Group’s quarterly reports for 2009 and 2010 and its fee for the audit of Argo Group’s annual consolidated financial statements for the years ended December 31, 2009 and 2010. “Audit Fees” also include fees incurred for professional services related to other statutory and regulatory filings and comfort letters and consents related to registration statements filed with the Securities and Exchange Commission. The fees include E&Y’s estimate of unbilled fees related to services for 2009 and 2010.
(2)	“Audit-Related Fees” include fees incurred for assurance and related services that are reasonably related to the performance of the audit and not included in the “Audit Fees” described above. These services include audits of the employee benefit plans and fees for services related to due diligence on merger and acquisition activities in 2009 and 2010.
(3)	“Tax Fees” are fees incurred for E&Y tax services, which include tax planning, advice and assistance for Argo Group regarding statutory, regulatory or administrative developments and other international, federal, state and local issues and non-income tax minimization and planning.
(4)	“Other Fees” includes fees for services related to the purchase of online accounting research software in 2009 and for permitted advisory services related to information technology matters in 2009.

Argo Group Pre-Approval Process

All services provided by E&Y to Argo Group in 2009 and in 2010 were permissible under applicable laws and regulations and were specifically pre-approved by the Audit Committee of Argo Group, as required under its charter. The Audit Committee can delegate authority to subcommittees or an individual committee member to approve services by E&Y in the event there is a need for such approval prior to the next full Audit Committee meeting. A full report of such interim approvals, if any, is required to be given at the next Audit Committee meeting.

FORM 10-K AND PROXY AVAILABILITY

As permitted by rules adopted by the SEC and by the statutory provisions of the Companies Act 1981 of Bermuda, Argo Group is making this proxy statement, the proxy card and the annual report to shareholders (the “proxy materials”) available to shareholders electronically via the Internet.

A Notice which includes instructions on how to access and review the proxy materials and how to submit your proxy online will be mailed to shareholders no later than March 24, 2011. Shareholders may request a printed copy of the proxy materials by following the instructions included in the Notice. In addition Argo Group will post copies of the 2010 Annual Report on Form 10K and this proxy statement on its web site at www.argolimited.com. The reference to Argo Group’s web site does not incorporate by reference the information contained in the web site and such information should not be considered a part of this proxy statement.

The Company’s Annual Report contains financial and other information about the Company, but is not incorporated into this Proxy Statement and is not to be considered a part of these proxy-soliciting materials or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Compensation Committee Report” and the “The Audit Committee Report to the Board of Directors” shall not be deemed filed with the Securities and Exchange Commission or subject to Regulations 14A or 14C or to the liabilities of the Section 18 of the Exchange Act, and shall not be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “1933 Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SHAREHOLDER PROPOSALS FOR 2012 ANNUAL GENERAL MEETING

Under SEC rules and our Bye-Laws, shareholders must follow certain prescribed procedures to introduce an item of business at an annual general meeting.

Under these procedures, if a shareholder desires to present a proposal for inclusion in our 2012 Proxy Statement, such shareholder must submit the proposal in writing to us for receipt not later than November 25, 2011. Proposals must comply with the proxy rules relating to shareholder proposals, in particular Rule 14a-8 under the Exchange Act, to be included in our 2011 proxy materials.

Shareholders who wish to submit a proposal for consideration at our 2011 Annual General Meeting, but who do not wish to submit a proposal for inclusion in our proxy materials pursuant to Rule 14a-8 under the Exchange Act, should deliver a copy of their proposal no later than March 4, 2011. Any such notice to our Secretary shall set forth as to each matter the shareholder proposes to bring before the meeting and any material interest of the shareholder in such business (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, (ii) the name and record address of the shareholder proposing such business, (iii) a representation that the shareholder is a holder of record of shares of Argo Group entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such proposal or nomination, (iv) the class and number of shares of Argo Group which are beneficially owned by the shareholder, and (v) any material interest of the shareholder in such business. In either case, proposals should be delivered to Argo Group International Holdings, Ltd., P.O. Box 1282, Hamilton HM FX, Bermuda, Attention: The Secretary.

You may obtain a copy of Argo Group’s Bye-Laws by writing to our Secretary at the above address.

By Order of the Board of Directors

David J. Doyle
Secretary

March 14, 2011

VOTE BY INTERNET - www.proxyvote.com
ARGO GROUP INTERNATIONAL HOLDINGS, LTD. ATTN: MARTIN RUSSELL 110 PITTS BAY ROAD PEMBROKE HM08BERMUDA	Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		☐	☐	☐	______________________________
1. Election of Directors Nominees
01 H. Berry Cash 02 John R. Power, Jr. 03 Mark E. Watson III
The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
2 To vote on a proposal to approve, on an advisory, non-binding basis, the compensation of our Named Executive Officers;		☐	☐	☐

NOTE: WHETHER YOU PLAN TO BE PRESENT AT THE ANNUAL GENERAL MEETING OR NOT, YOU ARE REQUESTED TO SUBMIT YOUR PROXY EITHER ELECTRONICALLY OR, BY COMPLETING, SIGNING AND RETURNING THIS PROXY CARD TO ENSURE THAT THESE SHARES WILL BE REPRESENTED. The vote of each shareholder is important. Information about accessing the proxy materials is contained on the reverse side. We urge you to access the proxy materials on the Internet or to request an email or a paper copy of them as promptly as possible. This will ensure that you will be able to complete your proxy card in a timely manner so that these shares will be voted at the Annual General Meeting.

The Board of Directors recommends you vote 1 YEAR on the following proposal:	1 year	2 years	3 years	Abstain
3 To vote on a proposal to select, on an advisory, non-binding basis, the frequency of the shareholder vote on the compensation of our Named Executive Officer;	☐	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

4      To consider and approve the recommendation

        of the Audit Committee of our Board of

        Directors that Ernst & Young LLP be

        appointed as our independent auditors for the

        fiscal year ending December 31, 2011 and to

        refer the determination of the independent

        auditors remuneration to the Audit Committee

        of our Board of Directors

		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	JOB #	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Argo Group International Holdings, Ltd. (“Argo Group”) hereby appoints MARK E. WATSON III and DAVID J. DOYLE, and each of them, with the full power of substitution to each, as the true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote as specified herein, all shares of Common Stock held of record by the undersigned on March 11, 2011 at the 2011 Annual Meeting of Shareholders of the Company to be held on Tuesday, May 3, 2011 at 10:30 a.m. Bermuda local time at 110 Pitts Bay Road, Hamilton, Bermuda and at any adjournments or postponements thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED “FOR” ITEMS 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND AVAILABILITY OF PROXY MATERIALS DATED MARCH 15, 2010. THE DIRECTORS RECOMMEND VOTES ON THE REVERSE SIDE.

Continued and to be signed on reverse side

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